Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

Dated as of May 22, 2009

by and among

Select Comfort Corporation,

Sterling SC Investor, LLC

and

the other investors, if any, listed on the Schedule of Buyers attached hereto

	q.	Intellectual Property Rights	18
	r.	Environmental Laws	20
	s.	Insurance	20
	t.	Regulatory Permits	21
	u.	Principal Market	21
	v.	Tax Status	21
	w.	Transactions With Related Parties	23
	x.	Application of Takeover Protections; Rights Agreement	23
	y.	Foreign Corrupt Practices	23
	z.	Outstanding Indebtedness; Liens	23
	aa.	Real Property	24
	bb.	Personal Property	24
	cc.	Contracts	24
	dd.	Investment Company	25
	ee.	Fairness Opinion	25

4.	PRE-CLOSING COVENANTS		26

	a.	Shareholders Meeting	26
	b.	Proxy Material	26
	c.	Conduct of Business of the Company	27
	d.	Pre-Closing Access	30
	e.	Reasonable Best Efforts	31
	f.	Registration Rights Agreement	31
	g.	Amended and Restated Credit Agreement	31
	h.	Bylaw Amendment	31
	i.	No Dissenters’ or Appraisal Rights	32
	j.	Board Resignations	32
	k.	No Solicitation of Transactions	32
	l.	Retail Store Closings	35
	m.	Notice of Certain Events	35
	n.	Obligation to Update Schedules	36

5.	OTHER AFFIRMATIVE COVENANTS		36

	a.	Company Board	36
	b.	Disclosure of Transactions and Other Material Information	38
	c.	Form D and Blue Sky	39
	d.	Reporting Status	39
	e.	Financial Information	39
	f.	Internal Accounting Controls	39
	g.	Listing	40
	h.	Patriot Act, Investor Secrecy Act and Office of Foreign Assets Control	40
	i.	Preemptive Rights	40

6.	OTHER NEGATIVE COVENANTS		41

	a.	Restriction on Purchases or Payments	41
	b.	Corporate Existence; Reorganization	41
	c.	Investment Company	42
	d.	No Avoidance of Obligations	42
	e.	Regulation M	42
	f.	No Integrated Offering	42
	g.	Amendments to Articles of Incorporation or Bylaws	42

7.	OTHER AGREEMENTS		42

	a.	Continuing Directors	42
	b.	Vacancies	43
	c.	Voting for Continuing Directors	43
	d.	Directors’ and Officers’ Insurance	44
	e.	Corporate Governance	45
	f.	No Waiver	45

8.	TRANSFER AGENT		45

9.	CONDITIONS TO EACH PARTY’S OBLIGATIONS UNDER THIS AGREEMENT		46

10.	CONDITIONS TO THE OBLIGATIONS OF THE COMPANY TO SELL THE COMMON SHARES		46

11.	CONDITIONS TO BUYERS’ OBLIGATIONS TO PURCHASE THE COMMON SHARES		47

12.	TERMINATION, AMENDMENT AND WAIVER		49

	a.	Termination by Mutual Consent	49
	b.	Termination by Either a Majority of the Buyers or the Company	49
	c.	Termination by a Majority of the Buyers	49
	d.	Termination by the Company	50
	e.	Effect of Termination	51
	f.	Termination Fees	51
	g.	Amendment	52
	h.	Extension; Waiver	52

13.	INDEMNIFICATION		53

	a.	Rights to Indemnification	53
	b.	Limitations on Indemnification	55

14.	MISCELLANEOUS		55

a.	Governing Law; Jurisdiction; Jury Trial	55
b.	Counterparts	56
c.	Headings	57
d.	Severability	57
e.	Entire Agreement	57
f.	Notices	57
g.	Successors and Assigns	58
h.	No Third Party Beneficiaries	58
i.	Survival; Time Limits on Indemnification Obligations	58
j.	Further Assurances	59
k.	Placement Agent	59
l.	No Strict Construction	59
m.	Expenses	59
n.	Specific Performance	60
o.	Confidentiality	61
p.	Independent Nature of Buyers	61
q.	Interpretative Matters	61

EXHIBITS

Exhibit A	-	Form of Restated Bylaws

Exhibit B	-	Form of Restated Charter

Exhibit C	-	Form of Guarantee

Exhibit D	-	Form of Registration Rights Agreement

Exhibit E	-	Term Sheet for Amended and Restated Credit Agreement

Exhibit F	-	Form of Company Counsel’s Legal Opinion

Exhibit G	-	Form of Management Services Agreement

Exhibit H	-	Form of Escrow Agreement

Exhibit I		Form of Officer’s Termination Certificate

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of May 22, 2009, by and among Select Comfort Corporation, a Minnesota corporation, with principal offices located at 9800 59th Avenue North, Minneapolis, MN 55442 (the “Company”), Sterling SC Investor, LLC, a Delaware limited liability company (“Sterling”) and the other investors, if any, listed on the Schedule of Buyers attached hereto (including Sterling, each, a “Buyer” and, collectively, the “Buyers”).  Capitalized terms used and not defined elsewhere in this Agreement have the respective meanings assigned to such terms in the Appendix hereto.

WHEREAS:

A.                                   The Company and the Buyers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”).

B.                                     The Buyers, severally and not jointly, desire to purchase from the Company, and the Company wishes to sell to the Buyers, upon the terms and conditions stated in this Agreement, shares of the common stock, par value $.01 per share, of the Company (the “Common Stock”) (the shares of Common Stock purchased by all of the Buyers hereunder being collectively referred to herein as the “Common Shares” or the “Securities,” with the certificates representing the Common Shares being referred to as the “Share Certificates”).

C.                                     Each of the Board of Directors of the Company (the “Company Board”) and a committee of the Company Board composed solely of “disinterested directors” (as defined in Section 673 Subd.1(d)(3) of the Minnesota Business Corporation Act (as amended, the “MBCA”)) (the “Committee”) has, by the vote of a requisite majority of the directors serving thereon, (i)(a) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement with the Buyers, and (b) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the issuance of the Common Shares to the Buyers and the adoption of the Second Restated Bylaws of the Company (the “Restated Bylaws”), in the form attached hereto as Exhibit A; (ii) approved a resolution adopting the Fourth Restated Articles of Incorporation of the Company (the “Restated Charter”), in the form attached hereto as Exhibit B, and resolved to submit to the shareholders of the Company the Restated Charter for approval at a meeting of the shareholders of the Company; and (iii) resolved to recommend to the shareholders of the Company the approval of the execution, delivery and performance of this Agreement, the issuance of the Common Shares to the Buyers and the approval and adoption of the Restated Charter (collectively, the “Proposals”).  The recommendations of the Company Board and the Committee that the shareholders vote in favor of each Proposal are collectively referred to herein as the “Company Board Recommendation”.

D.                                    Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Sterling Capital Partners III, L.P. has entered into a guarantee, dated as of the date hereof and in the form attached hereto as Exhibit C, in favor of the Company.

NOW THEREFORE, the Company and each of the Buyers, severally and not jointly, hereby agree as follows:

1.                                       PURCHASE AND SALE OF COMMON SHARES.

a.                                       Purchase and Sale of Common Shares.  Subject to the satisfaction (or waiver) of the conditions set forth in Sections 9, 10 and 11 below, the Company shall issue and sell to each Buyer, and each Buyer severally, but not jointly, agrees to purchase from the Company (the “Closing”), that number of Common Shares set forth opposite such Buyer’s name on the Schedule of Buyers, at a purchase price of $0.70 per share, subject to proportional adjustment for stock splits, stock dividends, stock combinations and similar events after the date of this Agreement and prior to the Closing.  The aggregate purchase price (the “Purchase Price”) for the Common Shares at the Closing purchased by the Buyers shall be $35,000,000.

b.                                      Closing Date.  The date and time of the closing of the purchase and sale of the Common Shares (the “Closing Date”) shall be 10:00 a.m., Chicago time, on the third Business Day following the satisfaction (or waiver) of the conditions to the Closing set forth in Sections 9, 10 and 11 below (other than any such condition required to be satisfied at the Closing), or such later or earlier date and time as is mutually agreed to by the Company and a Majority of the Buyers.  The Closing shall occur at the offices of Katten Muchin Rosenman LLP, 525 West Monroe Street, Chicago, Illinois 60661, or at such other place as the Company and the Buyers may collectively designate in writing.

c.                                       Form of Payment and Delivery.

(i)                                     On the Closing Date, (A) each Buyer shall pay to the Company for the Common Shares to be issued and sold to such Buyer on the Closing Date an amount equal to the investment amount for the Common Shares purchased by such Buyer as set forth opposite such Buyer’s name on the Schedule of Buyers, by wire transfer of immediately available funds in accordance with the Company’s written wire instructions, provided that any payment to be made by Sterling shall be subject to Sterling’s right of set-off for its Expenses (as defined below) pursuant to Section 14(m) hereof, and (B) the Company shall deliver to each Buyer a Share Certificate representing the Common Shares that such Buyer is purchasing hereunder on the Closing Date, in each case duly executed on behalf of the Company and the transfer agent and registrar for the Common Stock and registered in the name of such Buyer or its designee.

(ii)                                  If any one or more of the Buyers (other than Sterling or any of its Affiliates) shall fail or refuse to fund its obligation under Section 1(c)(i) in a timely manner, or otherwise fail or refuse to purchase the Common Shares that it has or they have agreed to purchase hereunder (such Common Shares, collectively, the “Defaulting Buyer Common Shares”), then, at the election of Sterling, in its sole discretion, Sterling, or any of its designees (if Sterling so elects, any such purchaser, a “Replacement Buyer,” and, if multiple purchasers, collectively, the “Replacement Buyers”), may, but shall not be obligated to, purchase all or any portion of the Defaulting Buyer Common Shares on the Closing Date, and each of the Allocation Percentage and the Schedule of Buyers shall be deemed to reflect such adjustment to the number of Common Shares to be purchased by the Replacement Buyer or Replacement Buyers pursuant to this Section 1(c).  In no event shall the foregoing relieve any Buyer of its obligations under this Agreement, nor shall it act as a cure of, or election of a remedy with respect to, any breach by a defaulting Buyer.

2.                                       BUYERS’ REPRESENTATIONS AND WARRANTIES.

Each Buyer severally (and not jointly) represents and warrants, as of the date of this Agreement and the Closing Date, with respect to only itself, that:

a.                                       Investment Purpose.  Such Buyer is acquiring the Securities for such Buyer’s own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under, or exempted from the registration requirements of, the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

b.                                      Accredited Investor Status.  Such Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

c.                                       Reliance on Exemptions.  Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of the Securities Laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

d.                                      Information.  Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities that have been requested by such Buyer.  Such Buyer and its advisors (pursuant to Section 4(d) below or otherwise), if any, have been afforded the opportunity to ask questions of the Company.  Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer’s right to rely on the Company’s representations and warranties contained in Sections 3 and 14(k) below or contained in any of the other Transaction Documents.  Such Buyer understands that its investment in the Securities involves a high degree of risk.  Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

e.                                       No Governmental Review.  Such Buyer understands that no Governmental Entity has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of an investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

f.                                         Transfer or Resale.  Such Buyer understands that, other than in accordance with the Registration Rights Agreement (as defined in Section 4(f) below):  (i) the Securities have not been and are not being registered under the 1933 Act or any other Securities Laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Buyer shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Buyer provides the Company with reasonable assurance that such Securities have been or are being sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act, as amended (or a successor rule thereto) (“Rule 144”); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144, and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or any other securities laws; (iii) other than pursuant to the Registration Rights Agreement, neither the Company nor any other Person is under any obligation to register the Securities under the 1933 Act or any other Securities Laws.  Notwithstanding the foregoing, the Company acknowledges and agrees that the Securities of a Buyer may be pledged by such Buyer or its transferees (each, including each Buyer, an “Investor”) in connection with a bona fide margin agreement or other loan secured by the Securities.  The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Investor effecting any such pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document.  The Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by an Investor.

g.                                      Legends.  Such Buyer understands that, except as set forth below, the Share Certificates shall bear a restrictive legend in the following form (the “1933 Act Legend”) (and a stop-transfer order may be placed against transfer of such Share Certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Company shall issue a certificate without the 1933 Act Legend to the holder of the Securities upon which it is stamped, if (i) such Securities are registered for resale under the 1933 Act, (ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Securities may be made without registration under the 1933 Act, or (iii) such holder provides the Company reasonable assurances that the Securities have been or are being sold pursuant to Rule 144.  The Company shall be responsible for the fees of its transfer agent and all of The Depository Trust Company (the “DTC”) fees associated with the issuance of the Securities to the Buyers and any legend removal in accordance herewith.  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Securities.  Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 2(g) will be inadequate and agrees that, in the event of a breach or threatened breach of this Section 2(g), such holder shall be entitled, in addition to all other available remedies, to an injunctive order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

h.             Authorization; Enforcement; Validity.  Such Buyer is a validly existing corporation, partnership, limited liability company or other entity and has the requisite corporate, partnership, limited liability or other organizational power and authority to purchase the Securities pursuant to this Agreement.  Each of this Agreement and the other Transaction Documents to which such Buyer is a party has been duly and validly authorized, executed and delivered on behalf of such Buyer and is a valid and binding agreement of such Buyer enforceable against such Buyer in accordance with its terms.  Each of the Registration Rights Agreement and the other Transaction Documents to be entered into and executed by such Buyer in connection with the Transactions as of the Closing will have been duly and validly authorized, executed and delivered on behalf of such Buyer as of the Closing and will constitute a valid and binding agreement of such Buyer, enforceable against such Buyer in accordance with its terms.

i.              Residency. Such Buyer is a resident of that jurisdiction specified below its address on the Schedule of Buyers.

j.              No Other Agreements.  Such Buyer has not, directly or indirectly, made any agreements with the Company relating to the terms or conditions of the Transactions except as set forth in the Transaction Documents.

k.             Prior Transactions.  During the period commencing on February 9, 2009 and ending on the Business Day immediately preceding the Closing Date (the “Pre-Closing Period”), such Buyer did not purchase or sell any shares of Common Stock.  Without limiting the foregoing, during the Pre-Closing Period, such Buyer did not engage in any transaction constituting a “short sale” (as defined in Rule 200 of Regulation SHO under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “1934 Act”)) of shares of Common Stock or establish an open “put equivalent position” (within the meaning of Rule 16a-1(h) under the 1934 Act) with respect to the Common Stock.

l.              Available Funds.  Such Buyer has, or will have on or prior to the Closing, sufficient funds in its possession to permit such Buyer to acquire and pay for the Common Shares being purchased by such Buyer at the Closing.

m.            No General Solicitation.  Such Buyer did not learn of the investment in the Common Shares as a result of any public advertising or general solicitation.

n.             Brokers and Finders.  Other than as contemplated in this Agreement, no Person will have, as a result of the transaction contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company or any Subsidiary for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Buyer.

3.             REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants, as of the date of this Agreement and on the Closing Date, to each Buyer, that:

a.             Organization and Qualification; Subsidiaries.  Each of the Company and the Subsidiaries is a corporation, limited liability company, partnership or other entity and is duly organized or formed and validly existing in good standing under the laws of the jurisdiction in which it is incorporated or organized and has the requisite corporate, partnership, limited liability company or other organizational power and authority to own its properties and to carry on its business as now being conducted and as proposed to be conducted by the Company and the Subsidiaries.  Schedule 3(a) sets forth a true and correct list of the Subsidiaries and the jurisdiction in which each is organized or incorporated, together with their respective jurisdictions of organization and the percentage of the outstanding Capital Stock or other equity interests of each such entity that is held by the Company or any of the Subsidiaries.  Other than with respect to the entities listed on Schedule 3(a), the Company does not directly or indirectly own any security or beneficial ownership interest, in any other Person (including through joint venture or partnership agreements) or have any interest in any other Person.  Except as set forth on Schedule 3(a), each of the Company and the Subsidiaries is duly qualified to do business and is in good standing in every jurisdiction in which its ownership or lease of property or the nature of the business conducted or proposed to be conducted by the Company and the Subsidiaries will make such qualification necessary, except where such failure to qualify could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Except as set forth in Schedule 3(a), the Company holds all right, title and interest in and to 100% of the Capital Stock, equity or similar interests of each of the Subsidiaries, in each case, free and clear of any Liens, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of free and clear ownership by a current holder, other than the Liens set forth on Schedule 3(a), and no such Subsidiary owns Capital Stock or holds an equity or similar interest in any other Person.

b.             Authority; Authorization; Enforcement; Validity.

(i)            Subject to receipt of the Shareholder Approval (as defined below) (prior to the issuance of the Common Shares), and the filing with the Secretary of State of Minnesota of the Restated Charter (prior to the issuance of the Common Shares), the Company and each of the Subsidiaries has the requisite corporate, partnership or limited liability company power and authority to enter into and perform its obligations under this Agreement, including the issuance of the Common Shares, and under the Registration Rights Agreement, the Management Services Agreement (as defined below), the Amended and Restated Credit Agreement and each of the other Transaction Documents and to consummate the Transactions.

(ii)           The execution and delivery of the Transaction Documents by the Company and the applicable Subsidiaries and the consummation by the Company and the Subsidiaries of the Transactions, including the issuance of Common Shares and the election or appointment of the Buyer Designees (as defined below) to the Company Board pursuant to Section 5(a) hereof, have been duly authorized by each of the Company Board, the Committee and each of the Subsidiaries’ respective boards of directors, and no further consent or authorization is required by or of the Company, any of the Subsidiaries or any of the Company Board (or any committee thereof, including the Committee) or the shareholders, any of the Subsidiaries’ boards of directors, other equityholders or holders of beneficial interests of the Company, except for the Shareholder Approval.  Without limiting the foregoing, each of the Company Board and the Committee has, by the vote of a requisite majority of the directors serving thereon, (A)(I) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement with the Buyers, and (II) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the issuance of the Common Shares to the Buyers and the adoption of a Second Restated Bylaws of the Restated Bylaws; (B) approved a resolution adopting the Restated Charter, and resolved to submit to the shareholders of the Company the Restated Charter for approval at a meeting of the shareholders of the Company; and (C) resolved to recommend the adoption of the Proposals by the shareholders of the Company.  The only votes of the Company’s shareholders required to approve and adopt the Transaction Documents and the Transactions are, in the case of each of the Proposals, the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares of Common Stock present in person or represented by proxy and entitled to vote on such business at a duly called meeting of the Company’s shareholders, and (2) a majority of the voting power of the minimum number of the shares of Common Stock entitled to vote that would constitute a quorum for the transaction of such business at the meeting (the receipt of sufficient votes required to approve all such Proposals is referred to herein as the “Shareholder Approval”).

(iii)          This Agreement and the other Transaction Documents dated of even date herewith have been duly executed and delivered by the Company and, to the extent applicable, by the Subsidiaries, and constitute the valid and binding obligations of the Company and the Subsidiaries that are party thereto, enforceable against the Company and the Subsidiaries, as applicable, in accordance with their respective terms.  As of the Closing, the Transaction Documents dated after the date of this Agreement and on or prior to the Closing Date shall have been duly executed and delivered by the Company and, to the extent applicable, the Subsidiaries, and shall constitute the valid and binding obligations of each of the Company and the Subsidiaries that are party thereto, enforceable against the Company and the Subsidiaries, as applicable, in accordance with their respective terms.

c.             Capitalization.  The authorized Capital Stock of the Company consists of:

(i)            5,000,000 shares of Preferred Stock, of which no shares are issued or outstanding; and

(ii)           142,500,000 shares of Common Stock, of which:

(A)          45,240,763 shares are issued and outstanding as of the date of this Agreement; and

(B)           6,725,797 shares are reserved for issuance pursuant to the Company’s stock option, restricted stock and employee stock purchase plans described on Schedule 3(c)(ii)(B) (the “Company Stock Award Plans”), including no more than 4,853,521 shares issuable pursuant to outstanding awards under the Company Stock Award Plans as of the date of this Agreement.

No shares of Common Stock or Preferred Stock are reserved for issuance under any plan, agreement or arrangement, other than shares of Common Stock reserved for issuance under the Company Stock Award Plans; and except as described in the foregoing provisions of this Section 3(c), there are no shares of Capital Stock, Options, Convertible Securities or other equity securities of the Company authorized, issued or outstanding.  All of the outstanding or issuable shares of Capital Stock of the Company have been duly authorized and have been, or upon issuance will be, validly issued and are, or upon issuance will be, fully paid and nonassessable.

Except as set forth on Schedule 3(c):

(1)           no shares of the Capital Stock of the Company or any of the Subsidiaries are subject to preemptive rights or any other similar rights or any Liens suffered or permitted by the Company or any of the Subsidiaries;

(2)           there are no outstanding Options, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable for, any shares of Capital Stock of the Company or any of the Subsidiaries, or Contracts by which the Company or any of the Subsidiaries is or may become bound to issue additional shares of Capital Stock of the Company or any of the Subsidiaries or Options, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable for, any shares of Capital Stock of the Company or any of the Subsidiaries;

(3)           there are no agreements or arrangements under which the Company or any of the Subsidiaries is obligated to register the sale of any of its securities under the 1933 Act;

(4)           there are no outstanding securities or instruments of the Company or any of the Subsidiaries that contain any redemption or similar provisions, and there are no Contracts by which the Company or any of the Subsidiaries is or may become bound to redeem a security of the Company or any of the Subsidiaries, and there are no other shareholder agreements or similar agreements to which the Company, any of the Subsidiaries or, to the Company’s Knowledge, any holder of the Company’s Capital Stock is a party;

(5)           there are no securities or instruments containing anti-dilution or similar provisions that will or may be triggered by the issuance of the Securities;

(6)           the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and

(7)           to the Company’s Knowledge, no officer or director of the Company or beneficial owner of any of the Company’s outstanding Common Stock has pledged Common Stock in connection with a margin account or other loan secured by such Common Stock.

The Company has furnished to each Buyer true and correct copies of:

(W)         the Third Restated Articles of Incorporation of the Company, as amended and in effect (the “Articles of Incorporation”);

(X)          the Restated Bylaws of the Company, as amended and in effect (the “Bylaws”);

(Y)           the organizational documents of each of the Subsidiaries, as amended and in effect; and

(Z)           all documents and instruments containing the terms of all securities, if any, that, directly or indirectly, are convertible into, or exercisable or exchangeable for, Common Stock, and the material rights of the holders thereof in respect thereto.

d.             Issuance of Securities.  The Securities are duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free from Taxes and Liens with respect to the issuance thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.  Assuming the accuracy of the representations and warranties of the Buyers set forth in Sections 2(a), 2(b), 2(c), 2(d), 2(e), 2(g), 2(i) and 2(m), the issuance by the Company of the Securities is exempt from registration under the 1933 Act and any other applicable Securities Laws.

e.             No Conflicts.  Except as provided on Schedule 3(e), the execution and delivery of this Agreement and the other Transaction Documents by the Company and each of the Subsidiaries that is a party thereto, the performance by the Company and each of such Subsidiaries of its respective obligations hereunder and thereunder and the consummation by the Company of the Transactions (including the issuance of the Common Shares) will not:

(i)            result in a violation of the certificate or articles of incorporation, certificate or articles of organization, bylaws, operating agreement, partnership agreement or any other governing documents, as applicable, of the Company or any of the Subsidiaries;

(ii)           conflict with, or constitute a breach or default (or an event which, with the giving of notice or passage of time or both, constitutes or would constitute a breach or default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or other remedy with respect to, any material agreement, indenture or instrument to which the Company or any Subsidiary is a party; or

(iii)          result in a violation of any Law, rule, regulation, order, judgment or decree (including Securities Laws and the rules and regulations of the Principal Market (as defined below)) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected.

Neither the Company nor any of the Subsidiaries is in violation of any term of its certificate or articles of incorporation, certificate or articles of organization, bylaws, operating agreement, partnership agreement or any other governing document, as applicable.  Neither the Company nor any of the Subsidiaries is or has been in violation of any term of or in default under (or with the giving of notice or passage of time or both would be in violation of or default under) any Contract, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any Law applicable to the Company or the Subsidiaries, except where such violation or default could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or result in the acceleration of any Indebtedness or other obligation.  The business of the Company and the Subsidiaries has not been and is not being conducted, in violation of any Law of any Governmental Entity except as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

f.              Required Filings and Consents.  The execution, delivery and performance of this Agreement by the Company and the Subsidiaries, as applicable, and the consummation by the Company and the Subsidiaries, as applicable, of the Transactions, including the issuance of the Common Shares to the Buyers, do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, which if not obtained would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, other than: (i) the filing and recordation of the Restated Charter with the Secretary of State of the State of Minnesota; (ii) applicable requirements of the 1934 Act; (iii) any filings with, and approvals from, relevant state securities administrators or related to the blue sky laws of various states; (iv) the filing with the SEC of the Proxy Statement (as defined below); (v) filings with The NASDAQ Stock Market (“NASDAQ”); (vi) the Shareholder Approval; and (vii) those consents, approvals or other authorizations of, or filings with or notifications to, any Governmental Entity or any other Person identified in Schedule 3(f)(vii), including the waiver and consent by GE Money Bank with respect to the Amended and Restated Private Label Consumer Credit Program Agreement, dated as of December 5, 2005, between the Company and GE Money Bank (the “GE Consent”; the GE Consent and the items described in clauses (i) through (vi) of this Section 3(f), collectively are referred to as the “Required Company Consents”).

g.             SEC Documents; Financial Statements.

(i)            Since December 31, 2006, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act.  All of the foregoing items filed with the SEC (but not those items that merely were furnished to the SEC) prior to the date this representation is made but after December 30, 2007, together with any filings made by the Company with the SEC pursuant to the 1933 Act since December 30, 2007, are referred to herein as the “SEC Documents.”  The Company’s consolidated balance sheet as of January 3, 2009, as included in the Company’s annual report on Form 10-K for the period then ended, as filed with the SEC on March 19, 2009 and amended on Form 10-K/A on May 4, 2009 (the “Most Recent 10-K”), is referred to herein as the “Most Recent Balance Sheet.”  A complete and accurate list of the SEC Documents is set forth on Schedule 3(g)(i).  Each of the SEC Documents was filed with the SEC via the SEC’s EDGAR system within the time frames prescribed by the SEC for the filing of such SEC Documents such that each filing was timely filed with the SEC.  As of their respective dates, the SEC Documents complied in all material respects with the Securities Laws.  None of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Since the filing of each of the SEC Documents, no event has occurred that would require an amendment or supplement to any such SEC Document and as to which such an amendment or supplement has not been filed and made publicly available on the SEC’s EDGAR system no less than five Business Days prior to the date this representation is made.  The Company has not received any written comments from the SEC staff that have not been resolved to the satisfaction of the SEC staff.

(ii)           As of their respective filing dates, the consolidated financial statements of the Company and the Subsidiaries included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the Securities Laws with respect thereto.  Such financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (A) as may be otherwise indicated in such financial statements or the notes thereto, or (B) in the case of unaudited interim statements, to the extent they may exclude footnotes as permitted under SEC rules) and fairly present in all material respects the financial position of the Company and the Subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not material individually or in the aggregate).

(iii)          Since December 31, 2006, none of the Company, the Subsidiaries and their respective officers and directors has made any filing with the SEC, issued any press release or made, distributed, paid for or approved (or engaged any other Person to make or distribute) any other public statement, report, advertisement or communication on behalf of the Company or any of the Subsidiaries or otherwise relating to the Company or any of the Subsidiaries that contains any untrue statement of a material fact or omits any statement of material fact necessary in order to make the statements therein, in the light of the circumstances under which they are or were made, not misleading or has provided any other information to any Buyer, including information referred to in Section 2(d), that, considered in the aggregate, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are or were made, not misleading.

(iv)          Except as required by the Amended and Restated Credit Agreement (as defined in Section 4(g)), the Company is not required to file any agreement, note, lease, mortgage, deed or other instrument entered into prior to the date this representation is made and in effect on the date this representation is made and to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound that has not been previously filed as an exhibit (including by way of incorporation by reference) to its reports filed or made with the SEC under the 1934 Act.

(v)           There is no material transaction, arrangement or other relationship between the Company and an unconsolidated or other off-balance-sheet entity that is required to be disclosed by the Company in its reports pursuant to the 1934 Act that has not been so disclosed in the SEC Documents at least five Business Days prior to the date of this Agreement.

(vi)          Since December 31, 2006, there have been no internal or SEC inquiries or investigations (formal or informal) regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of any executive officer, board of directors or any committee thereof of the Company or any of the Subsidiaries.

(vii)         The Company has never been a “shell company” (as defined in Rule 12b-2 under the 1934 Act).

h.             Sarbanes-Oxley Compliance; Internal Accounting Controls; Disclosure Controls and Procedures; Books and Records.

(i)            The Company and the Subsidiaries are in all material respects in compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder (collectively, “Sarbanes-Oxley”).

(ii)           Since December 31, 2006, neither the Company nor any of the Subsidiaries nor any director or officer of the Company or any of the Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Subsidiaries or its internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of the Subsidiaries has engaged in any improper accounting or auditing practices.

(iii)          Since December 31, 2006, no attorney representing the Company or any of the Subsidiaries, whether or not employed by the Company or any of the Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by the Company or any of the Subsidiaries or any of their respective officers, directors, employees or agents to their respective boards of directors or any committee thereof or pursuant to Section 307 of Sarbanes-Oxley.

(iv)          The Company has kept, and has caused each of the Subsidiaries to, at all times since December 31, 2006, keep, books, records and accounts with respect to all of such Person’s business activities, in accordance with GAAP consistently applied.  The Company and each of the Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (C) access to assets or incurrence of liability is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences.

(v)           The Company has timely filed and made publicly available on the SEC’s EDGAR system no less than five Business Days prior to the date of this representation, all certifications and statements required by (A) Rule 13a-14 or Rule 15d-14 under the 1934 Act and (B) Section 906 of Sarbanes-Oxley with respect to any SEC Documents.

(vi)          The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the 1934 Act; such disclosure controls and procedures are, and at all times have been, effective to ensure that the information required to be disclosed by the Company in the reports that it files with or submits to the SEC (A) is recorded, processed, summarized and reported accurately within the time periods specified in the SEC’s rules and forms and (B) is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

(vii)         The Company maintains internal control over financial reporting required by Rule 13a-14 or Rule 15d-14 under the 1934 Act; and such internal control is effective and does not have any material weaknesses or significant deficiencies.

i.              Absence of Certain Changes.  Since January 3, 2009, neither the Company nor any of the Subsidiaries has declared or paid any dividends or sold any assets outside of the ordinary course of business.  Since January 3, 2009, except as set forth on Schedule 3(i), neither the Company nor any of the Subsidiaries has had any capital expenditures outside the ordinary course of its business.  Since January 3, 2009, except as set forth on Schedule 3(i), neither the Company nor any of the Subsidiaries has had or made, as applicable, any (i) grant or provision of severance or termination payments or benefits to any director or officer of the Company or any Subsidiary or employee, independent contractor or consultant of the Company or any of the Subsidiaries, (ii) material increase in the compensation, perquisites or benefits payable to any director, officer, employee, independent contractor or consultant of the Company or any of the Subsidiaries, (iii) grant of equity or equity-based awards that may be settled in shares of Common Stock, Preferred Stock or any other securities of the Company or any Subsidiary or the value of which is linked directly or indirectly, in whole or in part, to the price or value of any shares of Common Stock, Preferred Stock or other securities of the Company or any Subsidiary, (iv) acceleration in the vesting or payment of compensation payable or benefits provided or to become payable or provided to any current or former director, officer, employee, independent contractor or consultant, (v) change in the terms of any outstanding Option with respect to any shares of the Company’s Common Stock or any other securities of the Company or (vi) establishment or adoption of any new arrangement that would be a Company Benefit Plan or termination or material amendment of any existing Company Benefit Plan (other than changes made in the ordinary course of business consistent with past practice or as may be necessary to comply with applicable Laws, in either case that do not materially increase the costs of any such Company Benefit Plans).

j.              Absence of Litigation.  Except as set forth on Schedule 3(j), (i) there is no material action, suit, proceeding, inquiry or investigation (“Litigation”) before or by any court, public board, Governmental Entity, self-regulatory organization or body pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of the Subsidiaries, and (ii) to the Knowledge of the Company, no director or officer of the Company or any of the Subsidiaries has been involved in securities-related Litigation since January 1, 2004.

k.             Full Disclosure; No Undisclosed Events, Liabilities, Developments or Circumstances.  Since January 3, 2009, there has been no Company Material Adverse Effect and no circumstances exist that, in the aggregate, would reasonably be expected to be, cause or have a Company Material Adverse Effect.  Except (i) as and to the extent disclosed or reserved against on the Most Recent Balance Sheet or specifically described in the notes to the financial statements set forth in the Most Recent 10-K, (ii) as incurred since the date thereof in the ordinary course of business consistent with past practice, (iii) as incurred on the Closing Date under the Transaction Documents, or (iv) as set forth on Schedule 3(k), neither the Company, nor any of the Subsidiaries has any material liabilities or obligations of any nature, whether fixed or unfixed, known or unknown, secured or unsecured, absolute, accrued, contingent or otherwise and whether due or to become due.  To the Company’s Knowledge, no representation or warranty or other statement made by the Company in this Agreement or any of the other Transaction Documents, the Schedules hereto or any certificate or instrument delivered pursuant to this Agreement contains any untrue statement or omits to state a material fact necessary to make any such statement, in light of the circumstances in which it was made, not misleading.

l.              Acknowledgment Regarding Buyers’ Purchase of Common Shares.  The Company acknowledges and agrees that each Buyer is acting solely in the capacity of an arm’s length purchaser with respect to the Company in connection with this Agreement and the other Transaction Documents and the Transactions.  The Company further acknowledges that no Buyer is acting as a financial advisor or fiduciary of any party to this Agreement or any of the other Transaction Documents (or in any similar capacity) with respect to this Agreement and the other Transaction Documents and the Transactions, and any advice given by any Buyer or any of its representatives or agents in connection with the Transaction Documents and the Transactions is merely incidental to such Buyer’s purchase of the Securities. The Company further represents to each Buyer that the decision of the Company to enter into the Transaction Documents has been based solely on the independent evaluation by such Person and its representatives.

m.            No General Solicitation.  Neither the Company nor any of its Affiliates, nor any Person acting on the behalf of any of the foregoing, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933

Act), including advertisements, articles, notices, or other communications published in any newspaper, magazine or similar media or broadcast over radio, television or internet or any seminar or meeting whose attendees have been invited by general solicitation or general advertising, in connection with the offer or sale of the Securities.

n.             No Integrated Offering.  Neither the Company nor any of its Affiliates, nor any Person acting on the behalf of any of the foregoing, has, directly or indirectly, made any offers or sales of any security or solicited any offers to purchase any security, under circumstances that would require registration of any of the Securities under the 1933 Act or cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the 1933 Act, or the shareholder approval requirements of the Principal Market (as defined in Section 3(u)), or any other regulatory or self-regulatory authority.

o.             Benefit Plans.

(i)            Schedule 3(o)(i) contains a true, complete and correct list of each Material Company Benefit Plan. Each Company Stock Award Plan is denoted as such on Schedule 3(o)(i).  No Company Benefit Plan is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) (a “Multiemployer Plan”) or a “multiple employer plan” (within the meaning of Section 4063 of ERISA) (a “Multiple Employer Plan”).  No entity other than the Company and the Subsidiaries is a member of the Company’s “controlled group” (within the meaning of Section 414 of the Code).

(ii)           With respect to each Material Company Benefit Plan, the Company has provided or made available to the Buyers true, complete and correct copies of (A) all such plan texts and agreements and related trust agreements (or other funding vehicles); (B) the most recent summary plan descriptions and material employee communications concerning the extent of the benefits provided under a Material Company Benefit Plan; (C) the three most recent annual reports (including all schedules); (D) the three most recent annual audited financial statements and opinions; (E) if the plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the “IRS”); and (vi) all material communications with any Governmental Entity given or received since January 1, 2003. There is no present intention that any Material Company Benefit Plan be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the level thereof) under any Company Benefit Plan at any time within the 12 months immediately following the date of this Agreement.

(iii)          Since December 31, 2007, there has not been any amendment or change in interpretation relating to any Company Benefit Plan, which would, in the case of any Material Company Benefit Plan, materially increase the cost of administering or providing benefits under such Material Company Benefit Plan, or, in the case of any Company Benefit Plan other than a Material Company Benefit Plan, materially increase the aggregate cost to the Company of all Company Benefit Plans that are not Material Company Benefit Plans.

(iv)          No Material Company Benefit Plan is subject to Title IV or Section 302 or 303 of ERISA or Section 412, 430 or 4971 of the Code and the Company and each of the Subsidiaries will have no liability with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) which is subject to Title IV or Section 302 or 303 of ERISA or Section 412, 430 or 4971 of the Code.  Neither the Company nor any of the Subsidiaries has, at any time during the last six years, contributed to or been obligated to contribute to, or had any liability with respect to, any Multiemployer Plan or Multiple Employer Plan.

(v)           Each Company Benefit Plan that requires registration with a Governmental Entity has been properly registered, except where any failure to register would not reasonably be expected to result in material liability to the Company. Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has been issued a favorable determination letter by the IRS with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and no event has occurred since the date of such determination that would reasonably be expected to adversely affect such qualification or exemption. Each Company Benefit Plan has been established and administered in compliance with its terms and with the applicable provisions of ERISA, the Code and other applicable Laws, except where such noncompliance would not reasonably be expected to result in material liability to the Company. No event has occurred and no condition exists that would subject the Company by reason of its affiliation with any current or former member of its “controlled group” (within the meaning of Section 414 of the Code) to any material (A) Tax, penalty, fine, (B) Lien (other than a Permitted Lien) or (C) other liability imposed by ERISA, the Code or other applicable Laws.

(vi)          There are no (A) Company Benefit Plans under which welfare benefits are provided to past employees or made available to present employees of the Company and the Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Recommendation Act of 1985, as amended or Section 4980B of the Code, the cost of which is fully paid by such employees or their dependents; or (B) unfunded Company Benefit Plan obligations with respect to any past or present employees of the Company and the Subsidiaries that are not fairly reflected by reserves shown on the most recent financial statements contained in the SEC Documents, except as would not have, or reasonably be expected to have, a Company Material Adverse Effect.

(vii)         Except as set forth on Schedule 3(o)(vii), neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with another event): (A) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and the Subsidiaries or with respect to any Company Benefit Plan; (B) increase any benefits otherwise payable under any Company Benefit Plan; (C) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (D) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code; (E) limit or restrict the right of the Company to merge, amend or terminate any of the Company Benefit Plans; or (F) result in the payment of any amount that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(viii)        None of the Company, any of the Subsidiaries, or any Company Benefit Plan, nor to the Knowledge of the Company, any “disqualified person” (as defined in Section 4975 of the Code) or “party in interest” (as defined in Section 3(18) of ERISA), has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which has resulted or would reasonably be expected to result in any material liability to the Company and the Subsidiaries, taken as a whole. With respect to any Material Company Benefit Plan (A) no claims, actions, suits, demand letters, judicial, administrative or regulatory proceedings, or hearings, notices of violation, or investigations before any Governmental Entity (including any administrative investigation, audit or other proceeding by the Department of Labor or the IRS but excluding routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, and (B) to the Knowledge of the Company, no events or conditions have occurred or exist that would reasonably be expected to give rise to any such claims, actions, suits, demand letters, judicial, administrative or regulatory proceedings, or hearings, notices of violation, or investigations before any Governmental Entity, except in each case such as would not reasonably be expected to have a Company Material Adverse Effect.

(ix)           Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company is in a form which complies with the requirements of Code Section 409A so that the additional tax (described in Code Section 409A(a)(1)(B)) will not be assessed with respect to amounts that are or may become due thereunder. Each Company Option is exempt from being considered deferred compensation for purposes of Code Section 409A as a result of compliance with Treasury Regulation Section 1.409A-1(b)(5)(i)(A).

(x)            Every Option issued by the Company was issued in compliance with the terms of the plan under which it was issued and in compliance with applicable laws, rules and regulations, including the rules and regulations of NASDAQ, and (ii) has been accounted for in accordance with GAAP and otherwise been disclosed accurately and completely and in accordance with the requirements of the 1933 Act and the 1934 Act and the rules and regulations thereunder, including Rule 402 of Regulation S-K, and the Company has paid, or properly reserved for, all taxes payable with respect to each such Option (including the issuance and exercise thereof), and has not deducted any amounts from its taxable income that it is not entitled to deduct with respect to any such Option (including the issuance and exercise thereof).

(xi)           Each Company Benefit Plan that has been adopted or maintained by the Company or any of its Affiliates, whether informally or formally, or with respect to which the Company or any of its Affiliates will or may have any liability, for the benefit of employees of the Company or any of the Subsidiaries who perform services outside the United States (each a “Company International Employee Plan”) has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Company International Employee Plan.  No Company International Employee Plan is a defined benefit pension plan.  Furthermore, no Company International Employee Plan has unfunded liabilities that, as of the Closing, will not be offset by insurance or fully accrued on the Company’s balance sheets included in or incorporated by reference into the SEC Documents.  Except as required by law, no condition exists that would prevent the Company from terminating or amending any Company International Employee Plan at any time for any reason without liability to the Company or any of its Affiliates (other than ordinary administration expenses or routine claims for benefits).  Except as would not reasonably be expected to result in a material liability to the Company, each Company International Employee Plan (A) has been maintained in accordance with all applicable requirements, and (B) is intended to qualify for special tax treatment, meets all requirements for such treatment.

p.             Employee Relations.  Neither the Company nor any of the Subsidiaries is involved in any labor union dispute nor, to the Knowledge of the Company, is any such dispute threatened.  None of the employees of the Company or any of the Subsidiaries is or has been a member of a union that relates to such employee’s relationship with the Company, and neither the Company nor any of the Subsidiaries is a party to any collective bargaining agreement.  No executive officer (as defined in Rule 3b-7 under the 1934 Act), nor any other individual whose termination would be required to be disclosed on a current report on Form 8-K, has notified the Company that such individual intends to leave the Company or otherwise terminate such individual’s employment with the Company.  To the Knowledge of the Company, no executive officer of the Company is, or has been, in violation of any material term of any employment Contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other Contract or any restrictive covenant, and the employment of each such individual does not, has not and will not subject the Company or any of the Subsidiaries to any liability with respect to any of the foregoing matters.  To the Knowledge of the Company, and each of the Subsidiaries, it is and has been since December 31, 2006, in compliance in all material respects with all Laws relating to employment and employment practices, terms and conditions of employment and wages and hours.

q.             Intellectual Property Rights.

(i)            The Company or one of the Subsidiaries owns all right, title and interest in and to, or has a valid license to use and distribute, in the manner in which it is used and/or distributed, all Intellectual Property used or distributed in connection with the business of the Company and the Subsidiaries (“Company IP”). The consummation of the Transactions will not impair the validity, enforceability, ownership or right of the Company or any of the Subsidiaries to use or distribute, in the manner in which it is used and/or distributed, any Intellectual Property currently owned, used or distributed by the Company or any of the Subsidiaries.

(ii)           Schedule 3(q)(ii) sets forth all registered and material unregistered trademarks and service marks, trademark and service mark registration applications, domain name registrations, copyright registrations, copyright registration applications, patents and patent applications, currently owned by, or exclusively licensed to, the Company or any of the Subsidiaries (“Listed IP”).

(iii)          Each trademark registration, service mark registration, copyright registration, domain name registration and patent that is owned by the Company or any of the Subsidiaries has been maintained in compliance in all material respects with all legal requirements applicable to post-filing maintenance and post-registration maintenance thereof (including the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to trademarks, and the payment of filing, examination and annuity and maintenance fees with respect to patents). All Intellectual Property owned by the Company or the Subsidiaries (“Owned IP”) is owned free and clear of all Liens, except for the Liens set forth on Schedule 3(q)(iii) and the Permitted Liens. Except as set forth on Schedule 3(q)(iii), no Owned IP is currently involved in any opposition, cancellation, interference, reissue or re-examination proceeding, or other challenge to its validity or enforceability, and no such action has been threatened in writing against the Company within the three years prior to the date of this Agreement. To the Knowledge of the Company, neither the Company’s in-house legal counsel nor outside intellectual property counsel retained by the Company has formally concluded that any of the Listed IP is, or may be, invalid or unenforceable.

(iv)          There are no, and have not been within the previous three years any, claims, actions, causes of action, proceedings, judgments or investigations pending or instituted against the Company or any of the Subsidiaries or, to the Knowledge of the Company, threatened by any Person, contesting or challenging the right of the Company or any of the Subsidiaries to use or distribute, or the validity or enforceability of, any of the Company IP or alleging that any Company IP infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any third party.  Neither the Company nor any of the Subsidiaries has received any notice (written or oral) claiming that it has infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any third party. The Company has not undertaken or authorized legal counsel to undertake any investigation as to whether any Company IP infringes, misappropriates or otherwise violates any third party Intellectual Property and, without limiting the generality of the foregoing, the Company has not received a non-infringement legal opinion with respect to any Company IP. Except as set forth in Schedule 3(q)(iv), to the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any of the Owned IP.

(v)           The Company and the Subsidiaries make reasonable efforts to secure ownership, protect and maintain the Owned IP, including, (A) requiring each employee and independent contractor involved in the development of any Intellectual Property on behalf of the Company or the Subsidiaries to assign all rights, title and interest in and to such Intellectual Property to the Company or the Subsidiaries, as applicable, and (B) assuring that all agreements granting to third parties the right to manufacture or distribute products under the Company or any of the Subsidiaries trademarks give the Company or the Subsidiaries rights to control the quality of such products sold under the agreements. To the Knowledge of the Company, there has been no material unauthorized disclosure of any confidential information or trade secrets used in connection with the conduct of the business of the Company or any Subsidiary.

(vi)          Except as set forth on Schedule 3(q)(vi), none of the products of the Company or any Subsidiary contain any software commonly referred to as “open source,” “free” or “public library” software (such as, but not limited to, software licensed under the GNU General Public License, BSD License or Apache) (collectively, “Open Source Software,” and all licenses under which such Open Source Software is used is herein, collectively, the “Open Source Licenses”).  Except as set forth on Schedule 3(q)(vi), (A) the Company and the Subsidiaries have complied with all of the material requirements of the Open Source Licenses, including, all notice requirements of the Open Source Licenses, (B) none of the Open Source Software as incorporated in any product of the Company or any Subsidiary has been modified by either the Company or any of the Subsidiaries, and (C) neither the Company nor any of the Subsidiaries is required to provide any source code for any product of the Company or any Subsidiary to any party pursuant to any of the Open Source Licenses or as a result of using any of the Open Source Software.

(vii)         The computer software, hardware, systems and databases used internally in, or outsourced to others for, the operation of the businesses of the Company and the Subsidiaries, has not suffered any material failures, errors or breakdowns in within the past 12 months which have caused any substantial disruption or interruption in their business.

(viii)        The Company and the Subsidiaries are in compliance in all material respects with applicable Laws relating to data protection and privacy and their own privacy policies. Except as set forth on Schedule 3(q)(viii), neither the Company nor the Subsidiaries have been the subject of a security breach which, under any applicable Law, required notice thereof to any Person. To the Company’s Knowledge, the Company has not experienced any such breach of security of personally identifiable information maintained, processed or transmitted by the Company whether or not such security breach required notice thereof to any Person under any applicable Law.

r.              Environmental Laws.  To the Knowledge of the Company, each of the Company and the Subsidiaries (i) is, and has at all times been, in compliance with any and all, and has not violated any, Environmental Laws, (ii) has no, and has never had any, liability for failure to comply with any Environmental Law, (iii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business as presently conducted, and (iv) is in compliance with all terms and conditions of any such permit, license or approval.

s.             Insurance.  Schedule 3(s) sets forth a list of all material insurance policies of the Company and each Subsidiary (including the insurer, the type of policy and the policy limits) relating to the business of the Company and each Subsidiary.  The Company and each of the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and the Subsidiaries are engaged.  Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for, and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Company Material Adverse Effect.

t.              Regulatory Permits.  To the Company’s Knowledge, the Company and the Subsidiaries possess all certificates, authorizations, approvals, licenses and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses as conducted at the time this representation is made (“Permits”), and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such Permit.  The Company and the Subsidiaries have no reason to believe that they will not be able to obtain necessary Permits as and when necessary to enable the Company and the Subsidiaries to conduct their respective businesses.

u.             Principal Market.  The Company is not in violation of any of the rules, regulations or requirements of the NASDAQ Global Select Market (the “Principal Market;” provided however, that, if at any time after the date of this Agreement the principal national stock exchange or trading market for Common Stock is other than the NASDAQ Global Select Market, the term “Principal Market” shall at such time mean such other national stock exchange or trading market) and has no Knowledge of any facts or circumstances which would reasonably lead to delisting or suspension, or termination of the trading of, the Common Stock by the Principal Market in the foreseeable future.  Since December 30, 2006, (i) the Common Stock has been quoted on the Principal Market, (ii) trading in the Common Stock has not been suspended by the SEC or the Principal Market and (iii) the Company has received no communication, written or oral, from the SEC or the Principal Market regarding the suspension or delisting, or termination of the trading, of the Common Stock from the Principal Market.

v.             Tax Status.

(i)            The Company and each of the Subsidiaries (A) has made or filed all federal, state, local and foreign income and all other Tax returns, reports and declarations required by any jurisdiction to which it is subject and all such Tax returns are true, correct and complete in all material respects, (B) has paid fully and timely all Taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and for which the Company has made appropriate reserves on its books, and (C) has set aside on its books provisions reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such returns, reports or declarations (referred to in clause (A) above) apply.  There are no unpaid Taxes claimed to be due from the Company or any of the Subsidiaries by the taxing authority of any jurisdiction, and, to the Company’s Knowledge, there is no basis for any such claim.

(ii)           Except as set forth on Schedule 3(v)(ii), there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of the Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.  The Company has not received any requests for information by any Tax authority that are currently outstanding that would reasonably be expected to adversely affect in any material respect the Taxes of the Company or any of the Subsidiaries.

(iii)          Except as set forth on Schedule 3(v)(iii), no audit or other proceeding by any Governmental Entity is pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any of the Subsidiaries.

(iv)          Neither the Company nor any of the Subsidiaries is a party to any Tax sharing or similar Tax agreement (other than an agreement exclusively between or among the Company and the Subsidiaries) pursuant to which it will have any obligation to make any payments on account of indemnification for Taxes.  Neither the Company nor any of the Subsidiaries has any liability as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, other than a group of which the Company and the Subsidiaries are currently members, or as a result of a Tax sharing, Tax indemnity or Tax allocation agreement.

(v)           Neither the Company nor any of the Subsidiaries has distributed stock of another Person or, to the Company’s Knowledge, had its stock distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 or 361 of the Code in the two years prior to the date of this Agreement.

(vi)          To the Company’s Knowledge, neither the Company nor any of the Subsidiaries will be required based upon actions taken by the Company or any of the Subsidiaries prior to the Closing to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date or (D) prepaid amount received on or prior to the Closing Date.

(vii)         Neither the Company nor any of the Subsidiaries is a party to any understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(ii) of the Code, or has “participated” in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (without regard to Section (b)(3) thereof) (each a “Prohibited Transaction”).

(viii)        Neither the Company nor any of the Subsidiaries has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code or been requested to do so in connection with any transaction or proposed transaction.

(ix)           Neither the Company nor any of the Subsidiaries is a “United States real property holding corporation” (“USRPHC”) as that term is defined in Section 897(c)(2) of the Code, and the Treasury Regulations promulgated thereunder.

(x)            The Company has provided or made available to Buyer true, complete and correct copies of (A) all material Tax returns filed by the Company or any of the Subsidiaries for Tax years ending in 2005 and thereafter and (B) all material ruling requests, private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements, and similar documents sent to or received by the Company or any of the Subsidiaries relating to Taxes.

w.            Transactions With Related Parties.  Except as set forth on Schedule 3(w), there have been no transactions that are required to be reported under 17 C.F.R. 229.404(a) (“Related Party Transactions”), that have not already been disclosed in the SEC Documents.

x.             Application of Takeover Protections; Rights Agreement.  The Company, the Company Board and the Committee have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, or other similar takeover, anti-takeover, moratorium, fair price, interested shareholder or similar provision under the Articles of Incorporation or any certificates of designations or the Laws of the State of Minnesota to the Transactions, the Company’s issuance of the Securities in accordance with the terms hereof and any Buyer’s ownership of the Securities.  The Company has not adopted a shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

y.             Foreign Corrupt Practices.  Neither the Company, nor any of the Subsidiaries, nor to the Knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any of the Subsidiaries has, in the course of its actions for, or on behalf of, the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

z.             Outstanding Indebtedness; Liens.  Except as set forth on Schedule 3(z)(i), (i) neither the Company nor any of the Subsidiaries has any, nor upon consummation of the Transactions will have any, outstanding Indebtedness, (ii) there are no, and upon consummation of the Transactions there will not be any, Liens on any of the assets of the Company and the Subsidiaries other than Permitted Liens, and (iii) there are no, and upon consummation of the Transactions there will not be any, financing statements securing obligations of any amounts filed against the Company or any of the Subsidiaries or any of their respective assets.  Other than the “Defaults” and “Events of Default” (each as defined in the Existing Credit Agreement (as defined below)) identified on Schedule 3(z)(ii) (collectively, the “Existing Credit Defaults”), there are no other “Defaults” or “Events of Default.”

aa.           Real Property.  Except as set forth on Schedule 3(aa)(i), neither the Company nor any of the Subsidiaries owns in fee any real property.  All of the Real Property Leases (as defined below) are valid and in full force and effect and are enforceable against all parties thereto.  Neither the Company nor any of the Subsidiaries nor, to the Company’s Knowledge, any other party thereto is in default in any material respect under any of such Real Property Leases and no event has occurred which with the giving of notice or the passage of time or both could constitute a default under, or otherwise give any party the right to terminate, any of such Real Property Leases, or could adversely affect the Company’s or any of the Subsidiaries’ interest in and title to the Real Property subject to any of such Real Property Leases.  Except as set forth on Schedule 3(aa)(ii), no Real Property Lease is subject to termination, modification or acceleration as a result of the sale of the Common Shares or any of the other Transactions.  For purposes hereof, “Real Property Lease” means each lease and other agreement with respect to which the Company or any of the Subsidiaries is a party or otherwise bound or affected with respect to the Real Property, except easements, rights of way, access agreements, surface damage agreements, surface use agreements or similar agreements that pertain to Real Property that is contained wholly within the boundaries of any leased Real Property; and “Real Property” means all the real property, facilities and fixtures that (i) are leased or, in the case of fixtures, otherwise owned or possessed by the Company or any of the Subsidiaries, (ii) in connection with which the Company or any of the Subsidiaries has entered into an option agreement, participation agreement or acquisition agreement or (iii) the Company or any of the Subsidiaries has agreed to lease or otherwise acquire or may be obligated to lease or otherwise acquire in connection with the conduct of its business.

bb.          Personal Property.  The Company and the Subsidiaries have good and marketable title to all of the personal property owned by them that are material to their businesses, in each case free and clear of any Lien, other than Permitted Liens, and holds any leased personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made thereof by them (the “Assets”).  The Assets include all personal property necessary for the conduct of the Company’s and the Subsidiaries’ businesses as presently proposed to be conducted.  The Assets that are facilities, fixtures, equipment, and other personal property have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they are now used and proposed to be used.  There are no existing agreements, options, commitments or rights with, of or to any Person to acquire any such Assets, or any interests therein, that would be material to the business of the Company or any of the Subsidiaries.

cc.           Contracts.

(i)            As of the date of this Agreement, except for those Contracts listed on Schedule 3(cc)(i) or as an exhibit to the Most Recent 10-K (the “Company Contracts”), neither the Company nor any of the Subsidiaries is a party to or bound by any Contract: (A) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the 1933 Act) to be performed in full or in part after the date of this Agreement; (B) which constitutes a Contract relating to Indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) by it; (C) which constitutes a Contract relating to the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset) in excess of $250,000; (D) with any sole source supplier material to the conduct of the business of the Company or the Subsidiaries; (E) which grants any third party any exclusive rights or pursuant to which the Company has licensed any Owned IP to any third party (other than to distributors or manufacturers in the ordinary course of business of the Company or any Subsidiary); or (F) which contains any provision that would restrict or limit, in any material respect, the conduct of business of the Company, any Subsidiary or any of their respective Affiliates (or any Affiliate of any such Affiliate of the Company or any of the Subsidiaries) after the Closing.  The Company has provided the Buyers access to true, complete and correct copies of each Contract of the type described in clause (i) of this Section 3(cc).

(ii)           Each Company Contract is valid and binding on the Company and any of the Subsidiaries that is a party thereto, as applicable, and in full force and effect, other than any such Company Contract that expires or is terminated after the date of this Agreement in accordance with its terms or amended by agreement with the counterparty thereto (provided that, if any such Company Contract is so amended in accordance with its terms after the date of this Agreement (provided such amendment is not prohibited by the terms of this Agreement), then to the extent the representation and warranty contained in this sentence is made or deemed made as of any date that is after the date of such amendment, the reference to “Company Contract” in the first clause of this sentence shall be deemed to be a reference to such contract as so amended). Except as set forth on Schedule 3(cc)(ii), to the Knowledge of the Company, each Company Contract is in good standing, valid and effective against the counterparties thereto, in accordance with its terms, and there is not, under any of such Company Contracts, any existing default by the Company or any of the Subsidiaries or, to the Knowledge of the Company, the counterparties thereto, or any event or circumstance which, with notice or lapse of time or both, would become a default by the Company or any of the Subsidiaries or, to the Knowledge of the Company, the counterparties thereto, other than failures to be in good standing and defaults under such Company Contracts which would not reasonably be expected to result in the non-renewal, termination or material modification of the terms of any Company Contract or otherwise have a Company Material Adverse Effect.  No party to any Company Contract has notified the Company or any Subsidiary that such party intends to cancel, not renew or terminate the Company Contract, exercise any rights or remedies under a Company Contract that would be adverse to the Company, or exercise or not exercise any option under a Company Contract.  Except as set forth on Schedule 3(cc)(ii), no Company Contract is subject to termination, modification or acceleration as a result of the sale of the Common Shares or any of the other Transactions.

dd.          Investment Company.  The Company is not, and upon the Closing will not be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act.

ee.           Fairness Opinion.  The Company has received a written opinion from Duff & Phelps LLC, financial advisor to the Company Board, to the effect that, as of the date of such opinion, and based upon and subject to the matters set forth therein, the Purchase Price to be received by the Company in exchange for the issuance and sale of the Common Shares is fair, from a financial point of view, to the common shareholders of the Company (without giving effect to any impact of the proposed Transaction on any particular shareholder other than in its capacity as a shareholder).

4.             PRE-CLOSING COVENANTS.  Unless otherwise waived and consented to by a Majority of the Buyers from the date of this Agreement until the Closing Date or the date this Agreement terminates:

a.             Shareholders Meeting.  The Company shall take all action necessary to duly call, give notice of, convene and hold a meeting of shareholders (the “Company Shareholders Meeting”) for the purpose of obtaining the Shareholder Approval as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement or the Company otherwise determines in good faith that such Proxy Statement will not be reviewed by the SEC.  The Company shall use its reasonable best efforts to obtain the Shareholder Approval at the Company Shareholders Meeting.

b.             Proxy Material.

(i)            In connection with the Company Shareholders Meeting, the Company will (A) as promptly as reasonably practicable after the date of this Agreement prepare and file with the SEC a proxy statement (as it may be amended or supplemented from time to time, the “Proxy Statement”) related to the consideration of the Proposals at the Company Shareholders Meeting, (B) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and provide copies of such comments to Sterling  promptly upon receipt and provide copies of proposed responses to Sterling a reasonable time prior to filing to allow Sterling the opportunity to provide meaningful comment, (C) as promptly as reasonably practicable prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as otherwise required by applicable Law, (D) mail to its shareholders as promptly as reasonably practicable the Proxy Statement and all other customary proxy or other materials for meetings such as the Company Shareholders Meeting, (E) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company’s shareholders any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Company Shareholders Meeting, and (F) otherwise comply with all requirements of Law applicable to any Company Shareholders Meeting.  The Buyers shall cooperate with the Company in connection with the preparation of the Proxy Statement and any amendments or supplements thereto, including promptly furnishing the Company, upon request, with any and all information as may be required to be set forth in the Proxy Statement under applicable law.  The Company will provide Sterling a reasonable opportunity to review and comment upon the Proxy Statement, or any amendments or supplements thereto, and shall give reasonable consideration to any such comments proposed, prior to mailing the Proxy Statement to the Company’s shareholders.  The Proxy Statement shall include the Company Board Recommendation.

(ii)           If, at any time prior to the Company Shareholders Meeting, any information relating to the Company or any of the Buyers or any of their respective Affiliates should be discovered by the Company or any of the Buyers which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable law, the Company shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s shareholders.

(iii)          The Company represents, warrants, covenants and agrees that (A) none of the information included or incorporated by reference in the Proxy Statement or any other document filed with the SEC in connection with the Transactions (all such other documents, the “Other Filings”) shall, in the case of the Proxy Statement, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s shareholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made or incorporated by reference therein in reliance on, and conformity with, information supplied in writing by or on behalf of the Buyers or in connection with the preparation of the Proxy Statement or the Other Filings expressly for inclusion therein, and (B) the Proxy Statement and the Other Filings that are filed by the Company shall comply as to form in all material respects with the requirements of the 1934 Act.

(iv)          Each of the Buyers severally and not jointly, represents, warrants, covenants and agrees that none of the information supplied in writing by or on behalf of such Buyer expressly for inclusion in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s shareholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

c.             Conduct of Business of the Company.  Except as expressly required or expressly contemplated by this Agreement or as set forth on Schedule 4(c), the Company will, and will cause each of the Subsidiaries to, (A) conduct its operations only in the ordinary course of business consistent with past practice and (B) use its reasonable best efforts to maintain and preserve intact its business organization, including the services of its key employees and the goodwill of its commercial dealings with customers, lenders, distributors, suppliers, customers, financing sources and other Persons with whom it has material business relationships.  Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth on Schedule 4(c), the Company will not, and will cause each of the Subsidiaries not to, take any of the following actions:

(i)            propose or adopt any changes to the Articles of Incorporation, the Bylaws or any of the organizational documents of the Subsidiaries;

(ii)           make, declare, set aside, or pay any dividend or distribution on any shares of its Capital Stock, other than dividends paid by a wholly-owned Subsidiary to its parent corporation in the ordinary course of business;

(iii)          (A) adjust, split, combine or reclassify or otherwise amend the terms of its Capital Stock, (B) repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any shares of its Capital Stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its Capital Stock or such securities or other rights, or offer to do the same, (C) issue, grant, deliver or sell any shares of its Capital Stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its Capital Stock or such securities or rights (which term, for purposes of this Agreement, will be deemed to include stock appreciation rights, “phantom stock” or other commitments that provide any right to receive value or benefits similar to such Capital Stock, securities or other rights), other than pursuant to the exercise of Options of the Company outstanding as of the date of this Agreement, in all cases in accordance with the terms of the applicable award or plan as in effect on the date of this Agreement, (D) enter into any Contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of its Capital Stock or such securities or other rights, or (E) register for sale, resale or other transfer any shares of Common Stock under the 1933 Act on behalf of the Company or any other Person;

(iv)          (A) increase the compensation or benefits payable or to become payable to, or make any payment not otherwise due to, any of its past or present directors, officers, employees, or other service providers, except for increases in the ordinary course of business to employees who are not officers consistent with past practice in timing and amount, (B) grant any severance or termination pay to any of its past or present directors or officers, (C) hire or engage any employees, independent contractors or consultants, or promote any current employees or change the employment status or titles of any of the current employees, or cause any reductions in force, except for the hiring, engagement or promotion of non-officer employees, independent contractors or consultants in the ordinary course of business consistent with past practices at compensation rates comparable to other current non-officer employees, independent contractors or consultants at similar levels, (D) enter into any new employment or severance agreement with any of its past or present directors or officers, (E) establish, adopt, enter into, amend or take any action to accelerate rights under any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, (F) contribute any funds to a “rabbi trust” or similar grantor trust, (G) change any actuarial assumptions currently being utilized with respect to Company Benefit Plans, except as required by applicable Law or by GAAP, (H) grant any equity or equity-based awards to directors, officers or employees, (I) terminate any executive officer (as defined in Rule 3b-7 under the 1934 Act), or any other individual whose termination would be required to be disclosed on a current report on Form 8-K, or (J) release or rescind any resignation by any director, officer or material employee or consultant of the Company or any Subsidiary, including the Board Resignations;

(v)           terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which the Company or any Subsidiary is a party, or any non-solicitation, non-competition or similar agreement entered into by any employee or former employee of the Company or any Subsidiary or any other Person with the Company or any Subsidiary for the benefit of the Company or any Subsidiary;

(vi)          merge or consolidate the Company or any of the Subsidiaries with any Person;

(vii)         sell, lease or otherwise dispose of any assets or securities, including by merger, consolidation, asset sale or other business combination (including formation of a joint venture ) or by property transfer, other than sales of assets in the ordinary course of business consistent with past practice;

(viii)        other than in the ordinary course of business consistent with past practice, mortgage or pledge any material assets (tangible or intangible), or create, assume or suffer to exist any Liens thereupon, other than Permitted Liens;

(ix)           make any acquisitions, by purchase or other acquisition of stock or other equity interests, or by merger, consolidation or other business combination (including formation of a joint venture) or make any purchases of any property or assets from any Person (other than a wholly owned Subsidiary), in all such cases other than acquisitions or purchases in the ordinary course of business operations consistent with past practice;

(x)            enter into, renew, extend, amend or terminate any Contract or Contracts that, individually or in the aggregate with other such entered, renewed, extended, amended or terminated Contracts, would reasonably be expected to have a Company Material Adverse Effect;

(xi)           except as permitted under the Amended and Restated Credit Agreement, incur, assume, guarantee or prepay any Indebtedness for borrowed money or offer, place or arrange any issue of debt securities or commercial bank or other credit facilities;

(xii)          make any loans, advances or capital contributions to, or investments in, any other Person;

(xiii)         authorize or make any capital expenditures other than those in the ordinary course of business consistent with past practice, which capital expenditures shall in no event exceed $250,000, individually, or $1,000,000 in the aggregate, for the period commencing with the date of this Agreement and ending on the Closing;

(xiv)        change its financial accounting policies or procedures, other than as required by Law or GAAP, or write up, write down or write off the book value of any assets of the Company and the Subsidiaries, including writing down the value of inventory in any material manner, other than (A) in the ordinary course of business consistent with past practice or (B) as may be required by Law or GAAP;

(xv)         waive, release, assign, settle or compromise any Litigation, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $100,000 with respect to any individual case or series of related cases, or $200,000 in the aggregate, in any case without the imposition of any restrictions on the business and operations of the Company or any of the Subsidiaries;

(xvi)        adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Subsidiaries;

(xvii)       (A) make or amend any Tax election (except for filing any Tax election made on a Tax return filed after the date of this Agreement that is required by applicable law and is consistent with past practice) or take any position on any Tax return filed on or after the date of this Agreement or adopt any method therein that is inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods unless such position or election is required pursuant to a change in applicable law or the Code; (B) enter into any settlement or compromise of any Tax liability or audit; (C) file any amended Tax returns that would result in a change in Tax liability, taxable income or loss to the Company or any of the Subsidiaries or any of their Affiliates; (D) change any annual Tax accounting period, (E) enter into any closing agreement relating to any Tax liability or file a request for a Tax ruling, determination letter or other written or oral advice from a Tax authority; (F) surrender any right to claim a Tax refund or credit, offset or other reduction in Tax liability; or (G) give or request any waiver of a statute of limitation with respect to any Tax return, claim or assessment;

(xviii)      enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate or Related Party Transactions; and

(xix)         agree or commit to do any of the foregoing.

d.             Pre-Closing Access.  The Company will, and will cause each of the Subsidiaries and their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Company Representatives”) to, during normal business hours and upon reasonable advance notice, (i) provide to Sterling full access to the officers, employees, offices, properties, Contracts, commitments, books and records and other information (including Tax returns) of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company) as Sterling reasonably requests, (ii) promptly upon request therefor, provide to Sterling all documents that Sterling reasonably requests, including any and all available financial, technical and operating data and other information pertaining to the Company and the Subsidiaries and (iii) otherwise cooperate with Sterling in its investigation of the Company and the Subsidiaries.

e.             Reasonable Best Efforts.  Each party shall use its reasonable best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 9, 10 and 11 of this Agreement.

f.              Registration Rights Agreement.  Subject to the terms and conditions hereof, at or prior to the Closing, the parties shall enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”), pursuant to which the Company agrees to provide certain registration rights with respect to the Common Shares, under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state Securities Laws.

g.             Amended and Restated Credit Agreement.  The Company (in its capacity as borrower) is party to that certain Credit Agreement, dated as of June 9, 2006, by and among the Company, JPMorgan Chase Bank, National Association, as administrative agent, Bank of America, N.A., as syndication agent, and certain financial institutions signatory thereto (collectively, including the administrative agent and the syndication agent, the “Lenders,” and such credit agreement, together with all pledge and security agreements, guarantees and other definitive documents and instruments entered into in connection therewith or related thereto, as each of the same have been amended, restated, supplemented or otherwise modified from time to time prior to the date of this Agreement, collectively, the “Existing Credit Agreement”).  At or prior to the Closing, the Company shall use its reasonable best efforts to amend and restate the Existing Credit Agreement pursuant to an amended and restated credit agreement, among the Company, the Subsidiaries and each of the Lenders, and pledge and security agreements, guarantees and other definitive documents and instruments related thereto, in each case, the conditions, terms, and provisions of which are (A) in substantial compliance with the terms and conditions set forth in that certain Term Sheet attached hereto as Exhibit E, and (B) otherwise in form and substance satisfactory to a Majority of the Buyers (collectively, the “Amended and Restated Credit Agreement”).  Without limiting the foregoing, the Company shall, and shall cause each of the Subsidiaries to, use its reasonable best efforts to, and cause each of the Company Representatives to, participate in any meetings (in-person or otherwise), presentations and negotiation sessions with the Lenders as necessary or reasonable to satisfy this condition in a timely manner, and provide to the Lenders financial statements, projections, pro forma financial information and other financial and business information reasonably requested by the Lenders.  The Company shall provide prior notification to Sterling of any such meetings, presentations and negotiation sessions, provide to Sterling, contemporaneously with the distribution to the Lenders, copies of all such financial statements, projections, pro forma financial information and other financial and business information provided to the Lenders, and permit Sterling to participate in each such meeting, presentation or negotiation session.

h.             Bylaw Amendment.  At or prior to Closing, the Company and the Company Board shall adopt the Restated Bylaws, and shall not, thereafter and prior to the Closing, amend, modify, rescind or revoke the Restated Bylaws.

i.              No Dissenters’ or Appraisal Rights.  Neither the Company nor the Company Board shall take any action to provide to any shareholder of the Company, or allow any shareholder of the Company to exercise, any appraisal, dissenters’ or similar rights under applicable Law with respect to their shares of Common Stock in connection with the Transactions, including pursuant to Sections 471 and 473 of the MBCA or any other provision under the MBCA or otherwise.

j.              Board Resignations.  Each of William R. McLaughlin, Thomas J. Albani, Christine M. Day, Stephen L. Gulis, Jr., Michael A. Peel and Ervin R. Shames (each, a “Resigning Board Member” and, collectively, the “Resigning Board Members”) has delivered to the Company such Resigning Board Member’s irrevocable resignation from the Company Board (each, a “Board Resignation” and, collectively, the “Board Resignations”), in each case, subject to, and effective immediately following, the Closing (which resignations shall terminate and be of no force and effect upon the termination of this Agreement in accordance with Section 12 hereof).  The Company shall accept, effective immediately following the Closing, and without the necessity of any further action by the Company or any of the Resigning Board Members, each of the Board Resignations.  Neither the Company nor the Company Board shall take any action, or permit any action to be taken, to rescind or release any of the Board Resignations, or otherwise release, or permit or consent to the release of, any Resigning Board Member from such Resigning Board Member’s irrevocable obligation thereunder.

k.             No Solicitation of Transactions.

(i)            Subject to clauses (ii), (iv) and (vii) of this Section 4(k), from and after the date of this Agreement until the Closing or, if earlier, the termination of this Agreement in accordance with Section 12, the Company shall not, and shall cause the Subsidiaries and each of the Company Representatives not to, directly or indirectly: (A) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Competing Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations, (B) approve or recommend, or publicly propose to approve or recommend, any Competing Proposal, (C) withdraw, change, amend, modify or qualify, or propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to any Buyer, the Company Board Recommendation (D) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract relating to a Competing Proposal or enter into any Contract or agreement in principle requiring the Company to abandon, terminate or breach its obligations hereunder or fail to consummate the Transactions, or (E) resolve, propose or agree to do any of the foregoing (any action or failure to act set forth in the foregoing clauses (B), (C), (D) or (E), to the extent related to the foregoing clauses (B) or (C), is referred to herein as a “Change of Board Recommendation”).  The Company shall immediately cease and cause to be terminated any solicitation, knowing encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, the Subsidiaries or any of the Company Representatives with respect to any Competing Proposal and cause to be returned or destroyed all confidential information provided by or on behalf of the Company or any Subsidiary to such Person.

(ii)           Notwithstanding anything to the contrary contained in this Section 4(k), if at any time following the date of this Agreement and prior to the Closing (A) the Company has received a bona fide written Competing Proposal from a third party, (B) the Company has not knowingly breached Section 4(k)(i), (C) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Competing Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (D) after consultation with its outside counsel, the Company Board determines in good faith that such action is necessary to comply with its fiduciary duties to the shareholders of the Company under applicable Law, then the Company or the Company Representatives may (x) furnish information with respect to the Company and the Subsidiaries to the Person making such Competing Proposal and (y) participate in discussions or negotiations with the Person making such Competing Proposal regarding such Competing Proposal; provided that the Company (I) shall have notified Sterling in writing (which may be by electronic mail) at least 24 hours prior to any determination concerning a Competing Proposal pursuant to this Section 4(k)(ii), (II) will not, and will not allow the Subsidiaries and the Company Representatives to, disclose any information to such Person without first entering into an Acceptable Confidentiality Agreement, and (III) will promptly provide to Sterling any material information concerning the Company or the Subsidiaries provided to such other Person which was not previously provided to Sterling.  The Company shall not, and shall cause the Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement, and neither the Company nor any of the Subsidiaries is party to any Contract that prohibits the Company from providing such information to Sterling, other than any Contract entered into by the Company or any of the Subsidiaries in the ordinary course of business that does not relate to a Competing Proposal.

(iii)          The Company shall promptly (and in any event within 24 hours) notify Sterling in the event that the Company, any Subsidiary or any Company Representative receives (A) any Competing Proposal or indication by any Person that it is considering making a Competing Proposal, (B) any request for non-public information relating to the Company or any Subsidiary, other than requests for information in the ordinary course of business consistent with past practice and unrelated to a Competing Proposal, (C) any inquiry or request for discussions or negotiations regarding any Competing Proposal, or (D) any notice or indication that any Person is reinstituting any Competing Proposal that the Company, any Subsidiary or any of the Company Representatives received prior to the date of this Agreement.  The Company shall keep Sterling reasonably informed on a current basis (and in any event at Sterling’s request and otherwise no later than 48 hours after the occurrence of any material developments) of the status of any Competing Proposal, indication, notice, inquiry or request (including the terms and conditions thereof and of any modification thereto), and any developments, discussions and negotiations.  Without limiting the foregoing, the Company shall promptly (and in any event within 48 hours) notify Sterling orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Competing Proposal pursuant to Section 4(k)(ii).  The Company shall not, and shall cause the Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality Contract to which the Company or any Subsidiary is a party, and the Company shall, and shall cause the Subsidiaries to, enforce the provisions of any such agreement; provided, however, that the Company may grant a limited waiver of a standstill agreement solely to permit a Competing Proposal to be made if it determines in good faith, after consultation with outside counsel, that such actions are necessary to comply with the fiduciary duties of the Company Board to the shareholders of the Company under applicable Law.

(iv)          Notwithstanding anything to the contrary contained in Section 4(k)(i), if the Company receives a Competing Proposal which the Company Board concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Sterling (including pursuant to clause (B) below), the Company Board may at any time prior to the Closing, if it determines in good faith, after consultation with outside counsel, that such action is necessary to comply with its fiduciary duties to the shareholders of the Company under applicable Law, terminate this Agreement to pursue a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement, and any purported termination shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays Sterling the Termination Fee and otherwise complies with the provisions of Section 12(d)(ii) and Section 12(f) and Section 14(m); and provided further that the Company Board may not terminate this Agreement pursuant to the foregoing unless (1) the Company shall not have breached in any material respect this Section 4(k) and (2):

(A)          the Company shall have provided prior written notice to Sterling, at least three Business Days in advance (the “Notice Period”), of its intention to take action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”); and

(B)           prior to terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause the Company Representatives to, during the Notice Period, negotiate with Sterling in good faith (to the extent Sterling desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Competing Proposal ceases to constitute a Superior Proposal (a “Sterling Superior Offer”) or Sterling shall have provided the Company with written reasonable assurances that Sterling will present a Sterling Superior Offer not later than two Business Days after the expiration of the Notice Period.  If Sterling fails to provide the Company Board with a Sterling Superior Offer, or reasonable assurances that Sterling will present a Sterling Superior Offer, in any event, in accordance with this Section 4(k)(iv), the Company may terminate this Agreement to pursue a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement, and any purported termination shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays Sterling the Termination Fee and otherwise complies with the provisions of Section 12(d)(ii) and Sections 12(f) and 14(m).

In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to the Buyers and to comply with the requirements of this Section 4(k)(iv) with respect to such new written notice.

(v)           The Company shall not take any action, and shall not permit any Subsidiary to take any action, to exempt any Person (other than the Buyers) from the restrictions of any control share acquisition, business combination, or other similar takeover, anti-takeover, moratorium, fair price, interested shareholder or similar provision under the Articles of Incorporation or any certificates of designations or the Laws of the State of Minnesota or otherwise cause such restrictions not to apply unless such actions are taken simultaneously with a termination of this Agreement pursuant to Section 12(d)(ii) hereof.

(vi)          The Company agrees that any knowing or intentional conduct by any of the Company Representatives that violates in any material manner the provisions of this Section 4(k) shall be deemed to be a material breach of this Agreement (including this Section 4(k)) by the Company.

(vii)         Nothing contained in this Section 4(k) shall prohibit the Company Board from disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the 1934 Act; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act, an express rejection of any applicable Competing Proposal or an express reaffirmation of its recommendation to its shareholders in favor of the sale of the Common Shares to the Buyers and the other Transactions shall be deemed to be a Change of Board Recommendation (including for purposes of Section 12(c)(i)).

l.              Retail Store Closings.  Except as set forth on Schedule 4(l), from the date of this Agreement until the Closing Date, without the prior written consent of Sterling, which consent shall not be unreasonably withheld, the Company shall not, and the Company shall not permit any of the Subsidiaries to, terminate, renew or extend, fail to renew or extend prior to a deadline therefor, modify or compromise, or waive any rights or remedies with respect to, any Real Property Lease relating to any retail location.

m.            Notice of Certain Events.  The Company will notify Sterling promptly (and promptly provide copies if applicable) of (i) any written or oral communication from (A) any Governmental Entity, or (B) any counterparty to any material Contract, in each case alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) any communication from any Governmental Entity or third party in connection with the Transactions (and the response thereto from the Company, any of the Subsidiaries or any Company Representatives), (iii) any Litigation commenced against or otherwise affecting the Company or any of the Subsidiaries that are related to the Transactions (and the response thereto from the Company, any of the Subsidiaries or any Company Representatives), (iv) any settlement offers relating to any Litigation, whether or not related to the Transactions, and (v) any event, change, occurrence, circumstance or development between the date of this Agreement and the Closing of which causes, or is reasonably likely to cause, any condition to the Company performing its obligations with respect to the Transactions not to be satisfied.  With respect to any of the foregoing, the Company will consult with Sterling so as to permit the Company and Sterling and their respective representatives a reasonable opportunity to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

n.             Obligation to Update Schedules.  Prior to the Closing, the Company shall promptly supplement or amend the Schedules to this Agreement if the Company becomes aware of any fact, event, circumstance or matter arising or occurring after the date of this Agreement which, if it existed at or prior to the date of this Agreement, would have been required to be set forth or described in such Schedules (collectively, the “New Information”).  To the extent that the absence of any item of New Information from the Schedules to this Agreement would constitute a material breach of any representation or warranty of the Company set forth in this Agreement (any such items of New Information, the “Material New Information”), the Company shall have until the earlier of (i) 20 days from the date on which the Company first becomes aware of any such item of Material New Information, and (ii) the fifth Business Day prior to the Outside Date, to cure any such breach. For purposes of determining satisfaction of the conditions set forth in Section 11(b), the Schedules delivered by the Company shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.  For purposes of determining rights to indemnification set forth in Section 13, if, after disclosure of any item of Material New Information to the Buyers, the Buyers do not exercise their right to terminate this Agreement pursuant to Section 12(c)(iii), the Buyers’ rights to indemnification pursuant to Section 13, solely with respect to any breach or breaches of this Agreement directly resulting from such item of Material New Information, but not the sum of all Material New Information, shall not exceed $500,000.

5.             OTHER AFFIRMATIVE COVENANTS.  Unless otherwise waived and consented to by a Majority of the Buyers:

a.             Company Board.

(i)            Prior to the Closing, the Company, the Corporate Governance and Nominating Committee of the Company Board and the Company Board shall take all actions (including making any filings and disclosures, and taking any other actions, necessary to comply with applicable Law and the Marketplace Rules of NASDAQ (the “NASDAQ Market Place Rules”)) so that, immediately following the Closing, without any further action by the Company or the Company Board (or any committee thereof), (A) the Company Board consists of a total of nine members, (B) those individuals listed on Schedule 5(a)(i) (each such individual, and any successor thereto, substitute therefor or replacement thereof designated by the Sterling Investors (as defined below), being referred to herein as a “Sterling Designee” and collectively as the “Sterling Designees”) become members of the Company Board, filling the vacancies created by the Company Board Resignations and allocated among the classes of directors on the Company Board as set forth on Schedule 5(a)(i), and (C) the Company shall be treated as a “controlled company” as defined by the NASDAQ Marketplace Rule 5615(c)(1) (a “Controlled Company”).  So long as, after the Closing, the Company qualifies as a Controlled Company, the Company shall elect to be, and take all action necessary to be, treated as a Controlled Company.

(ii)           The Company’s obligation to appoint the Sterling Designees to the Company Board as provided above shall be subject to Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder.  The Company shall promptly take all actions required pursuant to Section 14(f) of the 1934 Act and Rule 14f-1 in order to fulfill its obligations under this Section 5(a)(ii), including mailing to shareholders any information required by Section 14(f) of the 1934 Act and Rule 14f-1, to enable the Sterling Designees to be elected or appointed to the Company Board at the time or times contemplated by this Section 5(a)(ii).  Sterling shall supply or cause to be supplied to the Company any information with respect to the Buyers and proposed Sterling Designees required by Section 14(f) of the 1934 Act and Rule 14f-1.

(iii)          After the Company Shareholders Meeting, in connection with any annual meeting of the shareholders of the Company or any special meeting of the shareholders of the Company at which directors are to be elected following the Closing, so long as Sterling and its Affiliates (the “Sterling Investors”) beneficially own, in the aggregate, at least 20% of the total voting power of the outstanding shares of Common Stock entitled to vote generally in the election of directors on the record date for such meeting, the Corporate Governance and Nominating Committee of the Company Board shall recommend the nomination of, and the Company Board shall nominate for reelection (or election), recommend that the Company’s shareholders vote in favor of election to the Company Board of, and solicit proxies in favor of the election of, and the Company and the Company Board shall otherwise take all actions as are reasonably necessary or desirable to elect, those Sterling Designees whose terms of office expire at such shareholder meeting (or, in the discretion of the Sterling Investors, such replacements thereof or successors thereto designated by the Sterling Investors) to the Company Board; provided, however, that, in the event that the Company Board determines in good faith, after consultation with outside legal counsel, that its nomination of a particular Sterling Designee would constitute a breach of its fiduciary duties to the Company’s shareholders, then the Company shall nominate another individual designated for election to the Company Board by Sterling (subject in each case to this proviso) and the Company Board and the Company shall take all of the actions required by this Section 5(a)(iii) with respect to the election at such shareholder meeting of such substitute Sterling Designee; and provided, further, that the Company Board shall only be obligated pursuant to this Section 5(a)(iii) to nominate for election at such shareholder meeting (and take the other required actions with respect to) that number of the Sterling Designees such that the sum of the number of such Sterling Designees and the number of any Sterling Designees then serving on the Company Board and whose terms are not expiring at such shareholder meeting, equals the product of the total number of directors on the Company Board multiplied by the percentage that the aggregate number of Common Shares then beneficially owned by the Buyers, collectively, represents of the total number of shares of Common Stock then outstanding, rounded up to the nearest whole number of directors.  If, as a result of the last proviso of the immediately preceding sentence, the Company Board is entitled, and intends, to nominate less than all of the Sterling Designees at a particular meeting, Sterling shall determine which of such Sterling Designees shall no longer constitute Sterling Designees.  The provisions of this Section 5(a)(iii) are in addition to and shall not limit any rights that any of the Buyers or any of their respective Affiliates may have as a record holder or beneficial owner of shares of Common Stock as a matter of applicable Law with respect to the election of directors or otherwise.

(iv)          In the event that at any time there is a vacancy on the Company Board resulting from retirement, resignation or other termination of service for any reason of a Sterling Designee, the Company shall promptly fill such vacancy (for the remainder of the then current term) with an individual designated by Sterling, provided, however, that, in the event that the Company Board determines in good faith, after consultation with outside legal counsel, that its appointment of a particular Sterling Designee to fill such vacancy would constitute a breach of its fiduciary duties to the Company’s shareholders, then the Company shall fill such vacancy with another individual designated by Sterling (subject again in each case to this proviso).

(v)           The Company Board shall take such actions so that at all times (A) the number of Sterling Designees on each of the Nominating Committee of the Company Board, the Compensation Committee of the Company Board and each other standing committee of the Company Board (other than the Audit Committee) equals no less than the product of the total number of members of such committee, multiplied by a fraction, the numerator of which is the total number of Sterling Designees on the Company Board, and the denominator of which is the total number of directors on the Company Board, rounded up to the nearest whole number of Sterling Designees, and (B) if permitted by NASDAQ Marketplace Rules, there is at least one Sterling Designee on the Audit Committee of the Company Board; provided, however, that there shall not be a violation of this Section 5(a)(v) if, as a result of the termination of service of a Sterling Designee or other change in the composition of the Company Board or a committee of the Company Board that does not in and of itself constitute, or result from, a breach of this Section 5(a)(v), the number of Sterling Designees on a committee of the Company Board is less than the minimum number required by this Section 5(a)(v), so long as the Company Board takes prompt action to cause the number of Sterling Designees on such committee to be at least such minimum number.

b.             Disclosure of Transactions and Other Material Information.  During the period commencing on the date of this Agreement and ending on the first date after the Closing on which the Buyers, in the aggregate, own less than 20% of the then issued and outstanding shares of Common Stock (the period ending on such latest date, the “Reporting Period”), the Company shall make all filings and disclosures required by Securities Laws or any other Laws, including any current reports on Form 8-K, in connection with the Transaction Documents and the

Transactions, and shall provide Sterling a reasonable opportunity to review and comment upon any filings or disclosures so required by Securities Laws or any other Laws, any amendments or supplements thereto, any public disclosures made by or on behalf of the Company in connection with the Transaction Documents or the Transactions, and shall give reasonable consideration to any such comments proposed.

c.             Form D and Blue Sky.  The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing.  The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Buyers at the Closing to occur on the Closing Date pursuant to this Agreement under applicable Securities Laws of the states of the United States, and shall provide to each Buyer evidence of any such action so taken on or prior to the Closing Date.  The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable Securities Laws of the states of the United States following the Closing Date.

d.             Reporting Status.  During the Reporting Period, the Company shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the Securities Laws otherwise would permit such termination.

e.             Financial Information.  During the Reporting Period, the Company agrees to send the following to Sterling (A) unless the following are filed with the SEC through EDGAR and are immediately available to the public through the EDGAR system, within one Business Day after the filing thereof with the SEC, a copy of each of its quarterly reports on Form 10-Q and annual reports on Form or 10-K, as the case may be (each, a “Periodic Report”), current reports on Form 8-K, registration statements (other than on Form S-8) and amendments and supplements to each of the foregoing, (B) unless immediately available through Bloomberg, facsimile copies of all press releases issued by the Company or any of the Subsidiaries, contemporaneously with the issuance thereof, (C) unless the following are filed with the SEC through EDGAR and are immediately available to the public through the EDGAR system, copies of any notices and other information made available or given to the shareholders of the Company generally, contemporaneously with the making available or giving thereof to the shareholders of the Company, (D) internal monthly financial statements and budget forecasts pertaining to the operations of the Company and/or any of the Subsidiaries, and (E) promptly upon the request to the Company by Sterling, any financial, operating or other type of information requested by Sterling to the extent that it is reasonably available or can be developed without significant effort or expense to the Company, which request may be for specified information or for information to be provided by the Company on an ongoing basis, as specified by Sterling.

f.              Internal Accounting Controls.  During the Reporting Period, the Company shall, and, shall cause each of the Subsidiaries to:

(i)            at all times keep books, records and accounts with respect to all of such Person’s business activities, in accordance with sound accounting practices and GAAP consistently applied;

(ii)           maintain a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (C) access to assets or incurrence of liability is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences; and

(iii)          timely file and make publicly available on the SEC’s EDGAR system, all certifications and statements required by (A) Rule 13a-14 or Rule 15d-14 under the 1934 Act and (B) Section 906 of Sarbanes Oxley with respect to any Periodic Reports.

g.             Listing.  During the Reporting Period, the Company shall use its reasonable best efforts to promptly secure the listing of all of the Common Shares upon each national securities exchange and automated quotation system, upon which shares of Common Stock are then listed (subject to official notice of issuance) and, shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Common Shares from time to time issuable under the terms of the Transaction Documents.  So long as any Securities are outstanding, the Company shall maintain the Common Stock’s listing on the Principal Market (or a United States national securities exchange) and shall not take any action that would reasonably be expected to result in the suspension or termination of trading of the Common Stock on the Principal Market, except to begin trading on a different United States national securities exchange).  The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5(g).

h.             Patriot Act, Investor Secrecy Act and Office of Foreign Assets Control.  During the Reporting Period, as required by federal Law and such Buyer’s policies and practices, each Buyer may need to obtain, verify and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services, and, the Company agrees to, and shall cause each of the Subsidiaries to, provide such information.

i.              Preemptive Rights.  In case at any time the Company shall sell or otherwise issue to any Person any Equity Securities (as defined below), other than any Exempted Issuances (as defined below), and so long as the Buyers, in the aggregate, beneficially own a number of shares of Common Stock representing greater than 20% of the Common Stock Deemed Outstanding (as defined below) as of such date, the Company shall offer to Sterling the right, at the same price as that paid, or to be paid by the other Person who participated or will participate in such sale or other issuance, to purchase the amount of such Equity Securities equal to the product of (x) the total amount of such Equity Securities sold or otherwise issued and (y) a fraction, the numerator of which is the number of Sterling Shares (as defined below) immediately prior to such sale of Equity Securities and the denominator of which is the number of shares of Common Stock Deemed Outstanding immediately prior to the sale of Equity Securities.  Such offer shall be made by written notice (the “Preemptive Rights Notice”) of the Company to Sterling, which

Preemptive Rights Notice may be delivered prior to, but in any event shall not be delivered any later than, five days after the date of the closing of such sale or other issuance of Equity Securities and shall set forth the Equity Securities sold or otherwise issued or to be sold or otherwise issued, the price per Equity Security at which such Equity Securities were sold or otherwise issued or will be sold or otherwise issued, and the number of Equity Securities which Sterling shall have the opportunity to purchase pursuant hereto.  Sterling shall be entitled for a period of 10 days after the date of the Preemptive Rights Notice to exercise its rights hereunder.  Such rights may only be exercised for all of the Equity Securities Sterling is entitled to purchase hereunder and shall be exercised by wire transfer of immediately available funds to an account designated by the Company (as set forth in the Preemptive Rights Notice) and the delivery to the Company of duly and properly executed originals of any documents reasonably required by the Company, all by the later of the expiration of such 10 day period and the closing date of such sale or other issuance of Equity Securities.  Any purchase of Equity Securities by Sterling pursuant hereto shall be made only of a whole number of Equity Securities, not of any fraction of Equity Securities, and any fraction shall be rounded up or down, as appropriate, to the nearest whole number.  For purposes hereof, “Common Stock Deemed Outstanding” as of any date shall mean the number of shares of Common Stock then actually issued and outstanding; “Equity Securities” means any equity securities of the Company, whether now or hereafter authorized, and any Options or Convertible Securities of the Company; “Exempted Issuances” means (A) issuances of Options of the Company, restricted stock grants or any other similar equity compensation arrangements pursuant to a Company Stock Award Plan approved by the Company Board and shareholders of the Company for officers, employees or consultants of the Company or any Subsidiary (B) issuances of any Equity Securities to any seller in connection with the acquisition by the Company or any of the Subsidiaries of a business, by purchase or other acquisition of stock or other equity interests, or by merger, consolidation or other business combination, or any sale of all or substantially all of the assets of such business, and (C) issuances in connection with the subdivision of the Common Stock (including any split), any combination of the Common Stock (including any reverse split) or any other recapitalization, reorganization, reclassification or conversion of the Company, in each case in which the Common Shares are treated in the same manner as all other outstanding shares of Common Stock; and “Sterling Shares” means, as of any time, the Common Shares then held by Sterling and its Affiliates, plus any Equity Securities issued to Sterling pursuant to this Section 5(i).

6.             OTHER NEGATIVE COVENANTS.  During the Reporting Period, unless otherwise waived and consented to by a Majority of the Buyers:

a.             Restriction on Purchases or Payments.  The Company shall not (i) split, combine or reclassify any Capital Stock of the Company or any of the Subsidiaries, or issue or authorize the issuance of any other securities in respect or, in lieu of, or in substitution for any Capital Stock of the Company or any of the Subsidiaries, or establish or set any record date with respect to any of the foregoing, or (ii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of the Company’s Capital Stock.

b.             Corporate Existence; Reorganization.  The Company shall not enter into a transaction resulting in a Change of Control or Organic Change.  From the date of this Agreement until the end of the Reporting Period, the Company shall maintain its corporate existence.

c.             Investment Company.  The Company shall not become an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act.

d.             No Avoidance of Obligations. The Company shall not, and shall not permit any of the Subsidiaries to, enter into any agreement which would limit or restrict the Company’s or any Subsidiary’s ability to perform under, or take any other voluntary action to avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it under, this Agreement and the other Transaction Documents.

e.             Regulation M.  Neither the Company, nor any of the Subsidiaries nor any of their respective Affiliates will take any action prohibited by Regulation M under the 1934 Act in connection with the offer, sale and delivery of the Securities contemplated hereby.

f.              No Integrated Offering.  Neither the Company, nor any of the Subsidiaries, nor any of their respective Affiliates, nor any Person acting on behalf of any of the foregoing shall, directly or indirectly, make any offers or sales of any security or solicit any offer to purchase any security, under any circumstances that would require registration of any of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with prior offerings by the Company for purposes of the 1933 Act, or the shareholder approval requirements of the Principal Market.

g.             Amendments to Articles of Incorporation or Bylaws.  The Company shall not authorize, approve, adopt, amend or repeal (i) any provision of the Bylaws, as it may be amended from time to time (other than any such actions taken solely by action of shareholders of the Company in their capacity as such), or (ii) any provision of the Articles of Incorporation, as it may be amended from time to time.

7.             OTHER AGREEMENTS.

a.             Continuing Directors.  Prior to the Closing, the Company Board shall designate those four current members of the Company Board listed on Schedule 7(a) as the members of the Company Board as of the date of this Agreement that will continue on the Company Board following the Closing, with such members allocated among the classes of directors on the Company Board as set forth on Schedule 5(a)(i) (each such individual, and any successor thereto, substitute therefor or replacement thereof designated by a majority of the Continuing Directors then on the Company Board (and, if designated prior to the Closing, approved by a Majority of the Buyers, which approval shall not be unreasonably withheld) being referred to herein as a “Continuing Director” and collectively as the “Continuing Directors”).  After the Company Shareholders Meeting, in connection with any annual meeting of the shareholders of the Company or any special meeting of the shareholders of the Company at which directors are to be elected following the Closing, until and including the 2011 annual meeting of the shareholders of the Company (and any special meetings of shareholders held during such period), the Corporate Governance and Nominating Committee of the Company Board shall recommend the nomination of, and the Company Board shall nominate for reelection (or election), recommend that the Company’s shareholders vote in favor of election to the Company Board of, and solicit proxies in favor of the election of, and the Company and the Company Board shall otherwise take all actions as are reasonably necessary or desirable to elect, those Continuing Directors whose terms of office expire at such shareholder meeting (or, in the discretion of the Continuing Directors, such replacements thereof or successors thereto designated by a majority of the Continuing Directors then on the Company Board) to the Company Board; provided, however, that, in the event that the Company Board determines in good faith, after consultation with outside legal counsel, that its nomination of a particular Continuing Director would constitute a breach of its fiduciary duties to the Company’s shareholders, then the Company shall nominate another individual designated for election to the Company Board by a majority of the Continuing Directors then on the Company Board (subject in each case to this proviso) and the Company Board and the Company shall take all of the actions required by this Section 7 with respect to the election at such shareholder meeting of such substitute Continuing Director.

b.             Vacancies.  Until, but not including, the 2014 annual meeting of the shareholders of the Company, in the event that at any time there is a vacancy on the Company Board resulting from retirement, resignation or other termination of service for any reason of a Continuing Director, the Company shall promptly fill such vacancy (for the remainder of the then current term) with an individual designated by a majority of the Continuing Directors then on the Company Board; provided, however, that, in the event that the Company Board determines in good faith, after consultation with outside legal counsel, that its appointment of a particular Continuing Director to fill such vacancy would constitute a breach of its fiduciary duties to the Company’s shareholders, then the Company shall fill such vacancy with another individual designated by a majority of the Continuing Directors then on the Company Board (subject again in each case to this proviso).

c.             Voting for Continuing Directors; Standstill.  Subject to the terms and conditions hereof, each Buyer irrevocably and unconditionally agrees that until and including the 2011 annual meeting of the shareholders of the Company, each Buyer will (I) appear at such a meeting, or otherwise cause its Common Shares to be counted as present there at, for purposes of calculating a quorum and respond to any other request by the Company for written consent, if any, and (II) vote, or cause to be voted (including by written consent, if applicable) all of the outstanding Common Shares of such Buyer as of the relevant time in favor of the election of the Continuing Directors.  From the Closing Date until the earlier of the end of the Reporting Period or the one-year anniversary of the Closing Date (the “Standstill Period”), each Buyer agrees that it will not, directly or indirectly, or in conjunction with any other Person, without the prior approval of the Company Board and, to the extent there are any Continuing Directors on the Company Board at such time, a majority of the Continuing Directors then on the Company Board, effect, enter into any agreement with respect to, or publicly seek, offer or propose to effect or participate in, (A) any acquisition of beneficial ownership of shares of Common Stock that would cause such Buyer to beneficially own a percentage of the Common Stock Deemed Outstanding at that time that is greater than the percentage of Common Stock Deemed Outstanding beneficially owned by such Buyer and its Affiliates immediately after giving effect to the Closing, (B) any tender or exchange offer, merger or other business combination involving the Company, (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company, or (D) any “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 under the 1934 Act) or consents to vote any securities of the Company, other than any such solicitation on behalf of the Company.

d.             Directors’ and Officers’ Insurance.

(i)            For a period of not less than seven years after the date of this Agreement, the Buyers shall, and shall cause the Company and its Subsidiaries to, maintain in effect, the current policies of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (provided that the Company may substitute therefor policies with a substantially comparable insurer of substantially equivalent coverage and amounts containing terms and conditions which are no less advantageous to the insured), or, if the Company’s current policy or substantially equivalent insurance coverage is unavailable, the best available coverage, with respect to claims arising from facts or events which occurred at or before the date of this Agreement (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (the “D&O Policy”); provided, however, that the Company shall not be required to pay an annual premium for the D&O Policy in excess of 200% of the last annual premium paid prior to the date of this Agreement, which premium the Company represents and warrants to be approximately $690,000 (it being understood and agreed that in the event such D&O Policy cannot be obtained for 200% of such last annual premium or less, in the aggregate, the Company shall remain obligated to provide the greatest D&O Policy coverage as may be obtained for such amount). Notwithstanding anything to the contrary, in lieu of its obligations under the first sentence of this Section 7(d), the Company may purchase a seven-year “tail” prepaid policy on the D&O Policy on terms and conditions substantially comparable to such policy; provided, however, that the aggregate premium for such “tail” prepaid policy may not exceed $1,000,000 (and if the aggregate premium for such policy would exceed $1,000,000, then the Company may purchase such coverage as is available for an aggregate premium of $1,000,000), and in the event that the Company shall purchase such a “tail” policy, the Company shall maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder, in lieu of all other obligations of the Company under the first sentence of this Section 7(d)(i) for so long as such “tail” policy shall be maintained in full force and effect and the Company shall have no obligations under the first sentence of this Section 7(d).  The Company shall pay (as incurred) all expenses, including reasonable, actual and documented fees and expenses of counsel, which an indemnified person may incur in enforcing the indemnity and other obligations provided for in this Section 7(d).

(ii)           If the Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company, as the case may be, shall assume the obligations set forth in this Section 7(d).

(iii)          The obligations under this Section 7(d) shall not be terminated, amended or otherwise modified in such a manner as to adversely affect in any material respect any Person covered by the policy or any other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 7(d)(i) (and their heirs and representatives) (collectively, “Insured Party”) without the prior written consent of such affected Insured Party.  Each Insured Party is intended to be a third party beneficiary of this Section 7(d), with full rights of enforcement as if a party hereto or thereto.  The rights of each Insured Party shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents of, and any and all indemnification and other agreements entered into by, the Company or any of the Subsidiaries, or applicable legal requirements (whether at law or in equity).  The Company shall pay all reasonable, actual and documented expenses that may be incurred by an Insured Party in enforcing its rights under this Section 7(d).

e.             Corporate Governance.  The affirmative vote of a majority of the Continuing Directors shall be required, (i) until the earlier of the three-year anniversary of the Closing or the end of the Reporting Period, for (A) any alteration, amendment or repeal, in whole or in part, of the Restated Charter or of any of the following provisions of the Restated Bylaws of the Company: Article II, Section 13; Article III; or Article VIII, (B) any transaction between: (I) the Company, a Subsidiary, or another controlled Affiliate of the Company or Subsidiary, on the one hand, and (II) Sterling or any Affiliate of Sterling, on the other hand, (C) any decrease to the compensation payable to the Continuing Directors as set forth on Schedule 7(e), or (D) any increase in the number of members on the Company Board to more than nine members, or (ii) until the earlier of the two-year anniversary of the Closing and the end of the Reporting Period, (A) for the Company to terminate its status as an issuer required to file reports under the 1934 Act, even if the Securities Laws otherwise would permit such termination, (B) any of the transactions described in clauses (a) or (b) of Article XV of the Restated Charter, or (C) a going private transaction under Rule 13e-3 of the 1934 Act.

f.              No Waiver.  This Section 7 may not be altered, amended or repealed, not may any provision hereof be waived on behalf of the Company, in whole or in part, whether through amendments or alterations to the Restated Charter or the Restated Bylaws or otherwise, without the prior approval of a majority of the Continuing Directors then on the Company Board.

8.             TRANSFER AGENT.  The Company warrants that the Securities shall be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the other Transaction Documents.  If a Buyer effects a sale, assignment or transfer of the Securities in accordance with Section 2(f), the Company shall permit the transfer and shall promptly instruct its transfer agent to issue one or more Share Certificates or, provided that such transfer agent is a participant in the DTC Fast Automated Securities Transfer Program, credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by such Buyer to effect such sale, transfer or assignment.  In the event that such sale, assignment or transfer involves Common Shares sold, assigned or transferred pursuant to an effective registration statement or pursuant to Rule 144, the transfer agent shall issue such Securities to the Buyer, assignee or transferee, as the case may be, without any restrictive legend.  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Buyer.  Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 8 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 8, that a Buyer shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.  Neither the Company, nor any Person acting for the Company’s benefit, shall deliver any instructions to the Company’s transfer agent that are inconsistent with the foregoing.

9.             CONDITIONS TO EACH PARTY’S OBLIGATIONS UNDER THIS AGREEMENT.  The respective obligations of each party to this Agreement to effectuate the Transactions, including the sale by the Company of the Common Shares to, and the purchase of the Common Shares by, the Buyers is subject to the satisfaction or waiver, at or before the Closing Date, of each of the following conditions:

a.             This Agreement and the Proposals shall have been duly adopted and the Shareholder Approval shall have been obtained.

b.             No Governmental Entity will have enacted, issued, promulgated, enforced or entered any Laws or orders, judgments, injunctions, awards, decrees or writs handed down, including any consent decree, settlement agreement or similar written agreement (whether temporary, preliminary or permanent) which is then in effect that enjoins or otherwise prohibits consummation of the Transactions.

10.           CONDITIONS TO THE OBLIGATIONS OF THE COMPANY TO SELL THE COMMON SHARES.  The obligation of the Company to issue and sell the Common Shares to each Buyer at the Closing is subject to the satisfaction, at or before the Closing Date (unless otherwise specifically provided in this Section 10), of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

a.             Such Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

b.             Such Buyer shall have delivered to the Company such Buyer’s investment amount as set forth next to such Buyer’s name on the Schedule of Buyers for the Common Shares being purchased by such Buyer at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company, subject to adjustment in accordance with Section 1(c)(ii), provided that, in the case of Sterling, any payment to be made shall be subject to Sterling’s right of set-off for its Expenses pursuant to Section 14(m).

c.             The representations and warranties of such Buyer herein shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and such Buyer shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date.

11.           CONDITIONS TO BUYERS’ OBLIGATIONS TO PURCHASE THE COMMON SHARES.  The obligation of each Buyer to purchase the Common Shares from the Company at the Closing is subject to the satisfaction, at or before the Closing Date (unless otherwise specifically provided in this Section 11), of each of the following conditions, provided that these conditions are for the Buyers’ benefit and may be waived only by a Majority of the Buyers at any time in the sole discretion of such Buyers by providing the Company with prior written notice thereof:

a.             The Company and each of the Subsidiaries shall have executed and delivered to such Buyer the Transaction Documents to which such Person is a party.

b.             The representations and warranties of the Company herein and in all of the other Transaction Documents shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date.  The chief executive officer of the Company shall have executed and delivered a certificate to such Buyer, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by a Majority of the Buyers.

c.             The Restated Charter shall have been duly filed with the Secretary of State of the State of Minnesota and shall be in full force and effect, enforceable against the Company in accordance with its terms and shall not have been amended.

d.             Such Buyer shall have received the opinion of Oppenheimer Wolff Donnelly LLP, dated as of the Closing Date, which opinion will include the opinions set forth on Exhibit F hereto, and will otherwise be in form, scope and substance reasonably satisfactory to a Majority of the Buyers.

e.             The Company shall have executed and delivered to such Buyer the Share Certificate to be issued to such Buyer.

f.              The Amended and Restated Credit Agreement shall have been duly executed and delivered by each of the Company, the Subsidiaries and each of the Lenders, and each of the Amended and Restated Credit Agreement and that certain Amended and Restated Private Label Consumer Credit Program Agreement, dated as of December 5, 2005, between the Company and GE Money Bank, shall be in full force and effect.

g.             Each of the Board Resignations shall have become effective and each of the Buyer Designees shall have been duly appointed to the Company Board with a term commencing immediately following the Closing.

h.             The Required Company Consents shall have been obtained or made, and copies of the Required Company Consents shall have been delivered to such Buyer, and each of the Required Company Consents shall be in full force and effect.

i.              The Company’s net sales for the three-month period ended on the last day of the month prior to the month in which the Closing Date is scheduled to occur shall not be less than the corresponding amount for such period as set forth on Schedule 11(i).

j.              The Company shall not have received notice from any Governmental Entity of any event, development or determination that has resulted in, or would reasonably be expected to result in, or the Company otherwise has not determined that a reserve should be established with respect to, any portion in excess of $2,000,000 of the approximately $23,000,000 U.S. federal income Tax refund the Company received in March 2009 being repaid to any Governmental Entity.

k.             The Company shall have made all filings under all applicable Securities Laws necessary to consummate the Transactions (excluding any beneficial ownership filings required to be made by any of the Buyers in accordance with Securities Laws as a result of the Transactions), including the issuance of the Securities pursuant to this Agreement, in compliance with such Laws.

l.              That certain Management Services Agreement, between the Company and Sterling Fund Management, LLC (“SFM”), shall have been duly executed and delivered by the Company, in substantially the form attached hereto as Exhibit G (the “Management Services Agreement”).

m.            Each of the Company Board and the Committee shall have adopted, and not rescinded or otherwise amended or modified, resolutions consistent with Section 3(b) above and in a form reasonably acceptable to a Majority of the Buyers (collectively, the “Resolutions”).

n.             The Company shall have delivered to such Buyer a certificate evidencing the incorporation (or other organization) and good standing of the Company and each Subsidiary in such entity’s state or other jurisdiction of incorporation or organization, issued by the Secretary of State (or other applicable authority) of such state or jurisdiction of incorporation or organization as of a date within ten days of the Closing Date.

o.             The Company shall have delivered to such Buyer a secretary’s certificate, dated as of the Closing Date, certifying as to (i) the Resolutions, (ii) the Restated Charter, (iii) the Restated Bylaws, (iv) the certificate or articles of incorporation or other organizational documents of each of the Subsidiaries, each certified as of a date within 10 days of such Closing Date, by the Secretary of State of the state of such entity’s jurisdiction of incorporation or organization, and (v) the bylaws or other similar documents of each of the Subsidiaries, each as in effect at the Closing.

p.             The Company shall have delivered to such Buyer a letter from the Company’s transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days of such Closing Date.

q.             The Company shall have delivered to such Buyer such other documents relating to the Transactions as a Majority of the Buyers or their counsel may reasonably request.

12.           TERMINATION, AMENDMENT AND WAIVER.

a.             Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Closing, by mutual written consent of a Majority of the Buyers and the Company.

b.             Termination by Either a Majority of the Buyers or the Company.  This Agreement may be terminated by either a Majority of the Buyers or the Company at any time prior to the Closing:

(i)            whether before or after satisfaction of the condition set forth in Section 9(a), if the Closing has not occurred by October 31, 2009 (the “Outside Date”), except that the right to terminate this Agreement under this clause will not be available to any party to this Agreement whose failure to fulfill any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure to consummate the Closing by such date, provided, however, that the Company may not terminate this Agreement pursuant to this paragraph, and any purported termination pursuant to this paragraph shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company reimburses Sterling for its Expenses in the manner provided for in Section 14(m);

(ii)           whether before or after satisfaction of the condition set forth in Section 9(a), if any Law or Governmental Entity prohibits consummation of the Closing or if any order, judgment, injunction, award, decree or writ handed down, adopted or imposed by, any court of competent jurisdiction or Governmental Entity restrains, enjoins or otherwise prohibits consummation of the Closing, and such order, judgment, injunction, award, decree or writ has become final and nonappealable; provided, however, that the Company may not terminate this Agreement pursuant to this paragraph, and any purported termination pursuant to this paragraph shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company reimburses Sterling for its Expenses in the manner provided for in Section 14(m); or

(iii)          if this Agreement has been submitted to the shareholders of the Company for adoption at a duly convened Company Shareholders Meeting and the Shareholder Approval shall not have been obtained at such Company Shareholders Meeting (including any adjournment or postponement thereof).

c.             Termination by a Majority of the Buyers.  This Agreement may be terminated by a Majority of the Buyers at any time prior to the Closing:

(i)            if (A) the Company Board effects a Change of Board Recommendation (or any action by any committee of the Company Board which, if taken by the full Company Board, would be a Change of Board Recommendation), or (B) the Company or the Company Board resolves or publicly announces its intention to do the foregoing;

(ii)           if (A) the Company materially breaches its obligations under Sections 4(a), 4(b) or 4(k), or the Company Board or any committee thereof shall resolve to do any of the foregoing, (B) the Company Board fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of this Agreement, the issuance of the Common Shares to the Buyers and the other Transactions, within 10 calendar days after a Majority of the Buyers requests in writing that such recommendation be reaffirmed, or (C) a tender or exchange offer relating to the Company’s securities shall have been commenced by a Person unaffiliated with any of the Buyers, and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the 1933 Act, within 10 Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer;

(iii)          provided that none of the Buyers who is a party to such termination action is in material breach of its respective obligations under this Agreement, if a breach or failure of any representation, warranty or covenant of the Company contained in this Agreement shall have occurred, which breach (A) would reasonably be expected to give rise to the failure of a condition set forth in Section 11(b) and (B) as a result of such breach, such condition would not reasonably be expected to be satisfied prior to the Outside Date; or

(iv)          provided that none of the Buyers who is a party to such termination action is in material breach of its respective obligations under this Agreement, if the Company Shareholders Meeting has not occurred on or prior to August 31, 2009, provided, however, that, if prior to the termination of this Agreement pursuant to this Section 12(c)(iv), the initial Company Shareholders Meeting is completed, a Majority of the Buyers shall no longer be entitled to terminate this Agreement pursuant to this Section 12(c)(iv) (but the foregoing proviso shall in no way limit or otherwise affect the termination rights of a Majority of the Buyers under any other provision of this Section 12).

d.             Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Closing:

(i)            provided that the Company is not in material breach of its obligations under this Agreement, if a breach or failure of any representation, warranty or covenant of the Buyers contained in this Agreement shall have occurred, which breach (A) would reasonably be expected to give rise to the failure of a condition set forth in Section 10(c) and (B) as a result of such breach, such condition would not reasonably be expected to be satisfied prior to the Outside Date; provided that, the Company may only terminate this Agreement pursuant to this Section 12(d)(i) if the Allocation Percentage of such breaching Buyer or Buyers, in the aggregate, exceeds 20% of the Purchase Price; or

(ii)           if the Company Board determines to accept a Superior Proposal, but only if the Company shall have complied in all respects with its obligations under Section 4(k) with respect to such Superior Proposal (and any Competing Proposal that was a precursor thereto) and is otherwise permitted to accept such Superior Proposal pursuant to Section 4(k)(iv); provided, however, that the Company shall not terminate this Agreement pursuant to this paragraph, and any purported termination pursuant to this paragraph shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company enters into the Alternative Acquisition Agreement and the Company pays the Termination Fee and the Expenses in the manner provided for in Section 12(f)(i) and 14(m).

e.             Effect of Termination. If this Agreement is terminated pursuant to this Section 12, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any of their respective former, current, or future general or limited partners, shareholders, managers, members, directors, officers, Affiliates or agents), except that the provisions of this Section 12(e), Section 12(f), Section 13 and Section 14, including the Company’s obligations under Section 14(m), will survive any termination of this Agreement; provided, however, that nothing herein shall relieve the Company from liabilities for damages incurred or suffered by any Buyer as a result of any knowing or intentional breach by the Company of any of its representations, warranties, covenants or other agreements set forth in this Agreement that would reasonably be expected to cause any of the conditions set forth in Sections 9 and 11(b) not to be satisfied.

f.              Termination Fees.

(i)            The Company will pay, or cause to be paid, to an account or accounts designated by Sterling, by wire transfer of immediately available funds an amount equal to the Termination Fee:

(A)          if this Agreement is terminated by a Majority of the Buyers pursuant to Section 12(c)(i) or Section 12(c)(ii), in which event payment will be made within five Business Days after such termination;

(B)           if this Agreement is terminated by the Company pursuant to Section 12(d)(ii), in which event payment must be made in advance of or concurrent with such termination;

(C)           if (1) this Agreement is terminated by a Majority of the Buyers or the Company pursuant to Section 12(b)(i) (but subject to the limitations set forth in Section 12(f)(ii) below), by either a Majority of the Buyers or the Company pursuant to Section 12(b)(iii), by a Majority of the Buyers pursuant to Section 12(c)(iii) or by a Majority of the Buyers pursuant to Section 12(c)(iv), and (2) within 12 months (or 6 months if a termination occurs pursuant to Section 12(b)(iii) and no Competing Proposal has been publicly disclosed prior to the date of the Company Shareholders Meeting) following the date of such termination, the Company enters into a definitive agreement providing for the implementation of any Competing Proposal or consummates any Competing Proposal, in which event payment will be made on or prior to the date on which the Company enters into such definitive agreement or consummates such Competing Proposal, as applicable.

(ii)           Notwithstanding the foregoing, the Company shall not be obligated to pay or cause to be paid to Sterling the Termination Fee pursuant to Section 12(f)(i)(C) above if all of the following conditions have been met: (A) this Agreement has been terminated by a Majority of the Buyers pursuant to Section 12(b)(i), (B) no Competing Proposal has been received by the Company or publicly disclosed prior to the date of the notice of termination, (C) each of the conditions set forth in Sections 9 and 11 has been satisfied, other than (1) those conditions that only can be satisfied at Closing, and (2) either of the conditions set forth in Section 11(f), (D) the Company is ready, willing and able to satisfy at Closing each of the conditions described in clause (C)(1) of this Section 12(f)(ii), (E) the Company has satisfied in all material respects all of its obligations under this Agreement, including pursuant to Section 4(g) and otherwise with respect to satisfaction of the conditions set forth in Section 11(f), and (F) on the Outside Date, the Company delivers to Sterling a certificate in the form attached hereto as Exhibit I, duly executed by the chief executive officer of the Company, to the foregoing effect.

(iii)          Each of the Company and each of the Buyers acknowledges that the agreements contained in this Section 12(f) are an integral part of the Transactions, that without these agreements the Company and each of the Buyers would not have entered into this Agreement, and that any amounts payable pursuant to this Section 12(f) do not constitute a penalty. If the Company fails to pay as directed in writing by Sterling any amounts due to accounts designated by Sterling pursuant to this Section 12(f) within the time periods specified in this Section 12(f), the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Sterling in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal plus 500 basis points, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

g.             Amendment.  This Agreement may be amended by the parties to this Agreement at any time prior to the Closing, whether before or after Shareholder Approval; provided, however, that (i) no amendment that requires further shareholder approval under applicable Laws after Shareholder Approval hereof will be made without such required further approval and (ii) such amendment has been duly authorized or approved by a Majority of the Buyers and the Company.  This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by the Company and a Majority of the Buyers.  Any such amendment shall apply to, and bind all Buyers.

h.             Extension; Waiver. At any time, whether prior to, on or after the Closing, a Majority of the Buyers, on the one hand, and the Company, on the other hand, may, as applicable (i) extend the time for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any Transaction Document, or (iii) unless prohibited by applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement.  Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party.  The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

13.           INDEMNIFICATION.

a.             Rights to Indemnification.

(i)            In consideration of each Buyer’s execution and delivery of this Agreement and the other Transaction Documents to be executed by such Buyer and acquiring the Securities hereunder and thereunder and in addition to all of the Company’s and the Subsidiaries’ other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless such Buyer and each other holder of the Securities and all of their shareholders, partners, officers, directors, members, managers, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including those retained in connection with the Transactions) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitees is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitees as a result of, or arising out of, or relating to (A) any misrepresentation or breach of any representation or warranty made by the Company or any of the Subsidiaries in any of the Transaction Documents, (B) any breach of any covenant, agreement or obligation of the Company or any of the Subsidiaries contained in the Transaction Documents, or (C) any cause of action, suit or claim brought or made against such Indemnitees and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents in accordance with the terms thereof (other than a cause of action, suit or claim brought or made against an Indemnitee by such Indemnitee’s owners, investors or Affiliates).  To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall, subject to Section 13(b), make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law.

(ii)           Promptly after receipt by the Indemnitee under this Section 13 of notice of the commencement of any action or proceeding (including by any Governmental Entity) involving any Indemnified Liabilities, such Indemnitee shall, if a claim in respect thereof is to be made against the Company under this Section 13, deliver to the Company a written notice of the commencement thereof, and the Company shall have the right to participate in, and, to the extent the Company so desires, to assume control of the defense thereof with counsel mutually satisfactory to the Company and the Indemnitee.  In any action or proceeding under this Section 13, any Indemnitee may retain its own counsel, but the fees and expenses of that counsel will be at the expense of that Indemnitee, unless (A) the Company and the Indemnitee shall have mutually agreed to the retention of that counsel, (B) the Company does not assume the defense of such proceeding in a timely manner, or (C) in the reasonable opinion of counsel retained by the Indemnitee, the representation by such counsel for the Indemnitee and the Company would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceeding.  If the Indemnitee is entitled to retain its own counsel at the expense of the Company as provided in the preceding sentence, the Company shall pay the reasonable fees for only one separate legal counsel (plus local counsel, if necessary) for the Indemnitees, and such legal counsel shall be selected by a Majority of the Buyers, subject to the Company’s approval (which shall not be unreasonably withheld, delayed or conditioned).  The Indemnitee shall cooperate with the Company in connection with any negotiation or defense of any such Indemnified Liabilities by the Company and shall furnish to the Company all information reasonably available to the Indemnitee which relates to such Indemnified Liabilities.  The Company shall keep the Indemnitee fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.  The Company shall not be liable for indemnification hereunder as to any settlement of any action, claim or proceeding effected without its prior written consent; provided, however, that the Company shall not unreasonably withhold, delay or condition its consent.  The Company shall not, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, delayed or conditioned, consent to entry of any judgment or enter into any settlement or other compromise with respect to any pending or threatened action or claim in respect of which indemnification or contribution may be or has been sought hereunder (whether or not the Indemnitee is an actual or potential party to such action or claim) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such claim or litigation and such settlement shall not include any admission as to fault on the part of the Indemnitee.  Following indemnification as provided for hereunder, the Company shall be subrogated to all rights of the Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made.  The failure to deliver written notice to the Company within a reasonable time of the commencement of any such action shall not relieve the Company of any liability to the Indemnitee under this Section 13, except to the extent that the Company is prejudiced in its ability to defend such action.

(iii)          Notwithstanding anything to the contrary, each Buyer hereby agrees that any claim for indemnification pursuant to this Section 13 may only be made if such claim has been authorized and approved in writing by a Majority of the Buyers, and any action taken in furtherance of any such claim shall require the authorization and approval of a Majority of the Buyers.  Any action taken with respect to any claim for indemnification pursuant to this Section 13 by or on behalf of any Indemnitee without the authorization and approval contemplated herein shall be void and of no force or effect.

(iv)          The indemnification required by this Section 13 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Liabilities are incurred.

(v)           Each of the Buyers acknowledges and agrees that, after the Closing, in the absence of fraud by the Company, any of the Subsidiaries or any of their respective Affiliates or representatives, the indemnity agreements contained in this Section 13, together with any remedies that may be available pursuant to Section 14(n) hereof, shall be the sole and exclusive remedies for the Buyers for (A) any cause of action or similar right of the Indemnitee against the Company or others, and (B) any liabilities the Company may be subject to pursuant to Laws, in any event, arising from, or otherwise related to, the Transactions.  For purposes of clarification, nothing set forth in this Section 13(a)(v) shall serve to limit the rights of any Buyer under Sections 12(f) or 14(m) hereof.

b.             Limitations on Indemnification.

(i)            Indemnitees shall not be entitled to receive any indemnification payments under Section 13 until the aggregate amount of Indemnified Liabilities incurred by the Indemnitees exceed Two Hundred Fifty Thousand Dollars ($250,000) (the “Basket Amount”), and then the Company shall be liable for the amount of Indemnified Liabilities in excess of the Basket Amount.

(ii)           The maximum aggregate amount of indemnification payments under Section 13 to which the Indemnitees shall be entitled to receive, upon the triggering of any indemnification obligation hereunder, shall not exceed, Five Million Dollars ($5,000,000) (the “Cap Amount”); provided, however, that the Cap Amount shall not apply to any indemnification payments under Section 13 to the Indemnitees arising out of or otherwise by virtue of any inaccuracy in any of the representations and warranties contained in Sections 3(a), 3(b), 3(d), 3(o) or 3(v).

(iii)          Notwithstanding anything to the contrary in this Agreement, any indemnification payments based upon or any Indemnified Liabilities related to claims of fraud or willful misconduct, shall not be subject to either the Basket Amount set forth in Section 13(b)(i) or the Cap Amount set forth in Section 13(b)(ii) and shall not be used in calculating whether the Cap Amount set forth in Section 13(b)(ii) has been met.

(iv)          All indemnification payments under Section 13 shall be determined net of any net tax benefits realized by and available to the Indemnitees with respect to the related Indemnified Liabilities.

14.           MISCELLANEOUS.

a.             Governing Law; Jurisdiction; Jury Trial.

(i)            All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(ii)           Each of the parties hereto irrevocably agrees that any Litigation or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the state or federal courts for the State of Delaware.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court or tribunal other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this

Agreement and the rights and obligations arising hereunder or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder, (A) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 14(a)(ii), (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by the applicable Law, any claim that (I) the suit, action or proceeding in such court is brought in an inconvenient forum, (II) the venue of such suit, action or proceeding is improper or (III) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 14(f) or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.

(iii)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, CONTROVERSY OR OTHER LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14(a)(iii).

b.             Counterparts.  This Agreement and any amendments hereto may be executed and delivered in two or more identical counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  This Agreement shall become effective and binding upon each party hereto when counterparts have been signed by each party hereto and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart.  In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.  At the request of any party each other party shall promptly re-execute an original form of this Agreement or any amendment hereto and deliver the same to the other party.  No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

c.             Headings.  The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the meaning or interpretation of, this Agreement.

d.             Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

e.             Entire Agreement.  This Agreement supersedes all prior oral or written agreements between each Buyer, the Company, the Subsidiaries, their Affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters.

f.              Notices.  Any notice, consent, waiver, request, instruction or other communication required or permitted to be given under the terms of this Agreement shall be in writing and will be deemed to have been duly given:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

Select Comfort Corporation

9800 59th Avenue North

Minneapolis, Minnesota 55442

Attention:   William McLaughlin

Facsimile:   (763) 551-6888

and

Select Comfort Corporation

9800 59th Avenue North

Minneapolis, Minnesota 55442

Attention:   Mark Kimball

Facsimile:   (763) 551-6888

With a copy to (which shall not constitute notice):

Oppenheimer Wolff Donnelly LLP

Plaza VII, Suite 3300

45 South Seventh Street

Minneapolis, MN  55402-1609

Attention:   Thomas R. Marek

Facsimile:   (612) 607-7100

If to a Buyer, to it at the address and facsimile number set forth on the Schedule of Buyers, with copies to such Buyer’s representatives as set forth on the Schedule of Buyers, or, in the case of a Buyer or any party named above, at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five days prior to the effectiveness of such change.  Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or deposit with a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

g.             Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including any purchasers of the Securities.  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of a Majority of the Buyers, including by merger or consolidation.  A Buyer may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company and a Majority of the Buyers, including by merger or consolidation.  Notwithstanding the preceding sentence, Sterling may assign some or all of its rights and obligations hereunder to an Affiliate of Sterling without the consent of the Company; provided, however, that any such assignment shall not release Sterling from its obligations hereunder unless such obligations are assumed by such assignee (evidenced in writing in form and substance reasonably acceptable to the Company) and the Company has consented to such assignment and assumption, which consent shall not be unreasonably withheld.  Notwithstanding anything to the contrary contained in the Transaction Documents, a Buyer shall be entitled to pledge the Securities in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities.

h.             No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and, to the extent provided in Section 13 hereof, each Indemnitee, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

i.              Survival; Time Limits on Indemnification Obligations..  The representations and warranties of each Buyer and the Company shall survive the Closing for a period of 12 months; provided, however, that (i) the representations and warranties of the Company set forth in Sections 3(a), 3(b), 3(c) and 3(d) shall survive indefinitely; and (ii) the representations and warranties of the Company set forth in Sections 3(o), 3(r) and 3(v) shall survive for 90 days following the expiration of the period of limitations applicable to the liabilities in question (giving effect to any waiver, mitigation or extension thereof).  Neither the period of survival nor the liability of the Company with respect to the Company’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of any Buyer.  No Indemnitee will be indemnified and held harmless for any liability for a breach of any representation or warranty of the Company unless the Company is given written notice by or on behalf of a Majority of the Buyers asserting a claim on or before the expiration of such representation or warranty of the Company.  If written notice of a claim has been given prior to the expiration of the applicable representation and warranty of the Company, then the relevant representation or warranty shall survive as to such claim, until such claim has been finally resolved.  The agreements and covenants set forth in Sections 5, 6, 7, 8 and 14 shall survive the Closing.  Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

j.              Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the Transactions.

k.             Placement Agent.  The Company represents and warrants to each Buyer that it has not engaged any placement agent, broker or financial advisor in connection with the sale of the Common Shares, except for Piper Jaffray & Co. (“Piper”).  The Company shall be responsible for the payment of any placement agent’s fees or broker’s commissions, all of which are set forth in that certain Letter Agreement, dated September 2, 2008, as amended on January 13, 2009, a copy of which has been provided to each Buyer prior to the date of this Agreement, relating to or arising out of the Transactions, including any fees or commissions of Piper.  The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including attorneys’ fees and out-of-pocket expenses) arising in connection with any claim for any such payment.

l.              No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

m.            Expenses.

(i)            On or prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 12 hereof, except for any termination by the Company pursuant to Section 12(d)(i), the Company shall reimburse Sterling for the reasonable actual and documented out-of-pocket expenses incurred by Sterling and its Affiliates in connection with this Agreement and the Transactions, including reasonable, actual and documented fees and expenses of attorneys relating to negotiating and preparing the Transaction Documents and consummating the Transactions (collectively, the “Expenses”), in an amount not to exceed $1,000,000 (the “Aggregate Expense Cap”).  In addition to the obligations of the Company set forth in this Section 14(m), and not in limitation thereof, but in all events subject to the Aggregate Expense Cap, the Company shall reimburse Sterling for the reasonable, actual and documented out-of-pocket fees, costs and expenses incurred by Sterling and its Affiliates in connection with any amendment, modification or waiver of any of the Transaction Documents, the enforcement of Sterling’s or any Buyer’s rights and remedies under any of the Transaction Documents.  If and to the extent there are any amounts payable by Sterling to the Company pursuant to this Agreement or any of the other Transaction Documents, including any amount to be delivered by Sterling to the Company for Sterling’s Allocation Percentage of the Purchase Price for the Common Shares to be purchased by Sterling at Closing, Sterling may, in its sole discretion, set-off any amounts payable by the Company to Sterling pursuant to this Section 14(m) against any amounts payable by Sterling to the Company.  In addition, at the Closing, the Company shall pay the financial advisory fees and expenses of Signal Hill Capital Group LLC (“Signal Hill”) in connection with the Transactions, all of which are set forth in that certain letter agreement, dated May 15, 2009, a copy of which has been provided to the Company prior to the date of this Agreement; provided, however, that in no event shall the Company be obligated to pay any fees and expenses of Signal Hill in excess of $1,270,000 (the “Signal Hill Cap”).  Sterling shall pay and hold the Company harmless against any liability, loss or expense (including attorneys’ fees and out-of-pocket expenses) arising in connection with any action, claim or proceeding under Section 14(m) for any amounts in excess of the Aggregate Expense Cap and the Signal Hill Cap.

(ii)           Each of the Company and each of the Buyers acknowledges that the agreements contained in this Section 14(m) are an integral part of the Transactions, that without these agreements the Company and each of the Buyers would not have entered into this Agreement, and that any amounts payable pursuant to this Section 14(m) do not constitute a penalty. If the Company fails to pay as directed in writing by Sterling any amounts due to accounts designated by Sterling pursuant to this Section 14(m) within the time periods specified in this Section 14(m), the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Sterling in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal plus 500 basis points, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(iii)          On or prior to the date hereof, the Company has deposited $350,000 in an escrow account, pursuant to the terms of an escrow agreement, a copy of which is attached hereto as Exhibit H (the “Escrow Agreement”), to secure the Company’s obligations pursuant to this Section 14(m).

n.             Specific Performance.  The parties to this Agreement agree that irreparable damage would occur and that the parties to this Agreement would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Company, on the one hand, and the Buyers, with the written consent of a Majority of the Buyers, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the State of Delaware, in each case without the necessity of posting bond or other security or showing actual damages, and this being in addition to any other remedy to which they are entitled at law or in equity.  For purposes of clarification, each Buyer hereby acknowledges and agrees that any action by any Buyer pursuant to this Section 14(n) may only be made by a Majority of the Buyers.

o.             Confidentiality.  Each of the parties acknowledges, agrees and covenants to keep strictly confidential, and shall not disclose, or allow or permit any other Person to disclose, any information provided by any other party hereto pursuant to this Agreement or any of the other Transaction Documents, including any notices provided hereunder; provided that a party may disclose such information to its officers, directors, employees, partners, members, managers, equityholders, advisors and agents who agree to be bound by the confidentiality obligation set forth in this Section 14(o).  Each party hereto shall take all actions reasonably necessary to ensure that such information remains confidential in accordance with the terms of this Agreement and the other Transaction Documents.

p.             Independent Nature of Buyers.  The obligations of each Buyer hereunder are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer hereunder.  Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.  The decision of each Buyer to purchase the Securities pursuant to this Agreement has been made by such Buyer independently of any other Buyer and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of the Subsidiaries which may have been made or given by any other Buyer or by any agent or employee of any other Buyer, and no Buyer or any of its agents or employees shall have any liability to any other Buyer (or any other Person or entity) relating to or arising from any such information, materials, statements or opinions.  Nothing contained herein, and no action taken by any Buyer pursuant hereto or thereto, shall be deemed to constitute the Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group with respect to such obligations or the Transactions.  Each Buyer shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement, the Common Shares and the other Transaction Documents, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose.  Each of the Buyers acknowledges and agrees that (i) no Buyer shall be liable to any other Buyer by reason of any act, or failure to act (including with respect to any matter requiring the approval of Buyers representing a specified percentage in interest, whether a Majority of the Buyers or otherwise) in connection with this Agreement or any of the other Transaction Documents, and (ii) no Buyer shall owe any duties, fiduciary or otherwise, or any obligations to any other Buyer with respect to the Transaction Documents or the Transactions.  Each Buyer hereby unconditionally, irrevocably and absolutely releases and discharges each other Buyer and such Buyer’s Affiliates, directors, officers, partners, members, managers, employees, agents, successors and/or assigns, from any and all loss, liability, claims, costs (including attorneys’ fees), demands, causes of action, or suits of any type, whether in law and/or in equity, related directly or indirectly to any action, or any inaction, by any such Buyer in connection with the Transactions, this Agreement or any other Transaction Document.

q.             Interpretative Matters.  Unless the context otherwise requires, (i) all references to Sections, Schedules, Appendices or Exhibits are to Sections, Schedules, Appendices or Exhibits contained in or attached to this Agreement, (ii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (iv) the words “hereof,” “herein” and words of similar effect shall reference this Agreement in its entirety, and (v) the use of the word “including” in this Agreement shall be by way of example rather than limitation.

*  *  *  *  *  *

IN WITNESS WHEREOF, each party hereto has caused this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

SELECT COMFORT CORPORATION

By:	/s/ William R. McLaughlin
Name:	William R. McLaughlin
Title:	President and Chief Executive Officer

BUYERS:

STERLING SC INVESTOR, LLC

By: Sterling Capital Partners III, L.P.
Its: Sole Member

By: SC Partners III, L.P.
Its: General Partner

By: Sterling Capital Partners III, LLC
Its: General Partner

By:	/s/ R. Christopher Hoehn-Saric
Name: R. Christopher Hoehn-Saric
Title: Senior Managing Director

SCHEDULE OF BUYERS

Buyer’s Name and legal status	Buyer Address and Facsimile Number	Investment Amount	Common Shares	Buyer’s Representative’s Address and Facsimile Number (to receive copies of notices)
Sterling SC Investor, LLC	1033 Skokie Boulevard Suite 600 Northbrook, Illinois 60062 Attention: Office of General Counsel Facsimile: (847) 480-0199	$35,000,000	50,000,000	Katten Muchin Rosenman LLP 525 W. Monroe Street Chicago, Illinois 60661-3693 Attention: Jeffrey R. Patt, Esq. Mark D. Wood, Esq. Facsimile:(312) 902-1061
		$35,000,000

APPENDIX

CERTAIN DEFINED TERMS

For purposes of this Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Affiliate” means, with respect to any Person, another Person that, directly or indirectly, (i) has a five percent (5%) equity interest in that Person, (ii) has a common ownership with that Person, (iii) controls that Person, (iv) is controlled by that Person or (v) shares common control with that Person; and “control” or “controls” means that a Person has the power, direct or indirect, to conduct or govern the policies of another Person.

“Allocation Percentage” means, for any Buyer, the quotient of (A) the investment amount for the Common Shares purchased by such Buyer as set forth opposite such Buyer’s name on the Schedule of Buyers, divided by (B) the Purchase Price.

“Bloomberg” means Bloomberg Financial Markets (or any successor thereto).

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the New York City are authorized or required by law to remain closed.

“Capital Lease Obligation” means, as to any Person, any obligation that is required to be classified and accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP, and the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation).

“Change of Control” means (i) the consolidation, merger or other business combination of the Company with or into another Person (other than (A) a consolidation, merger or other business combination in which holders of the Company’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, a majority of the combined voting power of the surviving entity or entities entitled to vote generally for the election of a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company); (ii) the sale or transfer of all or substantially all of the Company’s assets (including, for the avoidance of doubt, the sale of all or substantially all of the assets of the Subsidiaries in the aggregate); or (iii) the consummation of a purchase, tender or exchange offer made to, and accepted by, the holders of more than a majority of the outstanding Common Stock.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, including each multiemployer plan within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement (including any related funding mechanism now in effect or required in the future) whether or not subject to ERISA, whether formal or informal, oral or written, in each case under which any past or present director, officer, employee, consultant or independent contractor of the Company or any of the Subsidiaries has any present or future right to benefits or with respect to which the Company or any of the Subsidiaries has any liability.

“Company Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, (i) would materially adversely affect the ability of the Company to consummate the Transactions, or to perform its obligations under any of the Transaction Documents, in a timely manner or (ii) is materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries, taken as a whole; provided, however, that a “Company Material Adverse Effect” shall not include any event, state of facts, circumstance, development, change or effect resulting from:  (A) (1) changes in general economic conditions, general securities and financial market conditions, or global or national political relations or conditions, (2) a material worsening of current conditions caused by an act of terrorism or war (whether declared or not declared) occurring after the date of this Agreement or any natural disasters or any national or international calamity affecting the United States, (3) changes in GAAP, (4) changes in laws of general applicability or interpretations thereof by any Governmental Entity, except, (x) in the case of any of the foregoing clauses (1), (2), (3) or (4), if such changes or developments have a disproportionate or unique impact on the business, assets, liabilities, condition or results of operations of the Company and the Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company conducts its businesses or (y) in the case of the foregoing clause (2), directly affect the physical properties of the Company and the Subsidiaries; (B) any change in the Company’s stock price or trading volume, in and of itself, or any failure, in and of itself, by the Company to meet revenue or earnings guidance published or otherwise provided to the Buyers; (C) actions or omissions of either party hereto taken as expressly required by this Agreement or with the prior written consent of the other party hereto in contemplation of the Transactions; or (D) the public announcement of this Agreement and the Transactions.

“Competing Proposal” means any proposal or offer from any Person or group of Persons other than Sterling or its Affiliates relating to any direct or indirect acquisition or purchase of (i) a business or division (or more than one of them) that in the aggregate constitutes 15% or more of the net revenues, net income or assets of the Company and the Subsidiaries, taken as a whole, (ii) 15% or more of the equity interest in the Company (by vote or value), (iii) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of the equity interest (by vote or value) in the Company, (iv) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and the Subsidiaries, taken as a whole), or (v)

subordinated debt (whether convertible into equity or not) that in the aggregate constitutes a value of 15% or more of the net revenues, net income or assets of the Company and the Subsidiaries, taken as a whole.

“Confidentiality Agreement” means that certain Confidentiality, Non-disclosure and Standstill Agreement, dated as of February 9, 2009, by and between the Company and SFM.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another Person if a primary purpose or intent of the Person incurring such liability, or a primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Contract” means any agreement, arrangement, commitment or understanding that would constitute an enforceable contract under, in each case, the Law governing such agreement, arrangement or understanding.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for shares of common stock.

“Environmental Laws” means all Laws relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Materials.

“ERISA” means the Employee Retirement Security Act of 1974, as amended.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means the government of the United States or any other nation, or any political subdivision thereof, whether state, provincial or local, or any agency (including any self-regulatory agency or organization), authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administration powers or functions of or pertaining to government.

“Hazardous Materials” means any hazardous, toxic or dangerous substance, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

“Indebtedness” of any Person means, without duplication:

(i)            All indebtedness for borrowed money;

(ii)           All obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than unsecured account trade payables that are (A) entered into or incurred in the ordinary course of the Company’s and the Subsidiaries’ business, (B) on terms that require full payment within 90 days from the date entered into or incurred and (C) not unpaid in excess of 90 days from the date entered into or incurred, or are being contested in good faith and as to which such reserve as is required by GAAP has been made;

(iii)          All reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments;

(iv)          All obligations evidenced by notes, bonds, debentures, redeemable Capital Stock or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

(v)           All indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller, bank or other financing source under such agreement in the event of default are limited to repossession or sale of such property);

(vi)          All Capital Lease Obligations;

(vii)         All indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person that owns such assets or property has not assumed or become liable for the payment of such indebtedness; and

(viii)        All Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

“Intellectual Property” means all United States and foreign (i) inventions or discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and patents, patent applications, and patent disclosures, including all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) trade names, trade dress, logos, slogans, brand names, corporate names, domain names, trademarks, service marks and other source indicators, including all registrations, registration applications, and renewals thereof and all goodwill associated therewith; (iii) copyrightable works (including files, computer programs, software, firmware, Internet site content, databases and compilations, advertising and promotional materials, curricula, course materials, instructional video tapes, tape recordings, visual aids and textual works), copyrights and copyright registrations and registration applications and renewals thereof; (iv) trade secrets and confidential, proprietary, or non-public business information (including ideas, research and development, know-how, technology, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer, licensee and supplier lists, pricing and cost information, and business and marketing plans and proposals); and all other intellectual property, in any medium, including digital, and in any jurisdiction.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Knowledge,” “Knowledge of the Company,” “to the Company’s Knowledge” and similar language means the actual knowledge of any “officer” (as such term is defined in Rule 16a-1 under the 1934 Act) of the Company or of any Subsidiary and the knowledge any such Person would be expected to have after reasonable due diligence and inquiry, or, with respect to any Buyer, any similarly situated Person of such Buyer or its Affiliates.

“Laws” means all present or future federal, state local or foreign laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Entity.

“Lien” means with respect to any asset or property, any mortgage, lien, pledge, hypothecation, charge, security interest, encumbrance or adverse claim of any kind and any restrictive covenant, condition, restriction or exception of any kind that has the practical effect of creating a mortgage, lien, pledge, hypothecation, charge, security interest, encumbrance or adverse claim of any kind (including any of the foregoing created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor with respect to a Capital Lease Obligation, or any financing lease having substantially the same economic effect as any of the foregoing).

“Majority of the Buyers” means Buyers that purchased at least a majority of the Common Shares on the Closing Date, or if prior to the Closing Date, by the Buyers listed on the Schedule of Buyers as being obligated to purchase at least a majority of the Common Shares.

“Material Company Benefit Plan” means (i) all Company Benefit Plans other than those that both (x) relate to fewer than 100 employees and (y) do not relate to or affect any officer, director, senior corporate executive or other employee that is a member of corporate headquarters staff and (ii) all Company Stock Award Plans.

“Options” means any rights, warrants or options to subscribe for or purchase shares of common stock or Convertible Securities.

“Organic Change” means any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets to another Person or other transaction that is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to, or in exchange for, Common Stock.

“Permitted Lien” means:

(i)            Liens arising from or related to the Amended and Restated Credit Agreement;

(ii)           Liens for Taxes or other governmental charges not at the time due and payable, or which are being contested in good faith by appropriate proceedings diligently prosecuted, so long as foreclosure, distraint, sale or other similar proceedings have not been initiated, and in each case for which the Company and the Subsidiaries maintain adequate reserves in accordance with GAAP in respect of such Taxes and charges;

(iii)          Liens arising in the ordinary course of business in favor of carriers, warehousemen, mechanics and materialmen, or other similar Liens imposed by law, which remain payable without penalty or which are being contested in good faith by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto, and in each case for which adequate reserves in accordance with GAAP are being maintained;

(iv)          Liens arising in the ordinary course of business in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA);

(v)           Attachments, appeal bonds (and cash collateral securing such bonds), judgments and other similar Liens, for sums not exceeding $250,000 in the aggregate for the Company and the Subsidiaries, arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed;

(vi)          Pledges and deposits to secure the performance of bids, trade contracts, leases, surety bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business;

(vii)        As to any leased real estate, all liens and encumbrances and other liens of any nature created or incurred by any owner, landlord, sublandlord or other person in title;

(viii)        Easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens arising in the ordinary course of business and not materially detracting from the value of the property subject thereto and not interfering in any material respect with the ordinary conduct of the business of the Company or any of the Subsidiaries;

(ix)           Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board of Governors of the U.S. Federal Reserve System and that no such deposit account is intended by the Company or any of the Subsidiaries to provide collateral to the depository institution.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a Governmental Entity or any other legal entity.

“Preferred Stock” means the Company’s undesignated preferred stock.

“Sale Transaction” means any transaction, or offer or proposal with respect to a transaction, that results, or would result, in the acquisition by any Person or group (within the meaning of Section 13(d)(3) of the 1934 Act) of Persons of beneficial ownership of 80% or more of either the voting power of the outstanding voting securities of the Company or the Company’s Capital Stock, excluding for purposes of this definition only any shares of Common Stock beneficially owned by any such Person as of the date of this Agreement but only to the extent such beneficial ownership has been reported publicly on a Schedule 13D or 13G filed with the SEC on or prior to the date of this Agreement.

“Securities Laws” means the securities laws (including “Blue Sky” laws), legislation and regulations of, and the instruments, policies, rules, orders, codes, notices and interpretation notes of, the securities regulatory authorities (including the SEC) of the United States and any applicable states and other jurisdictions.

“Subsidiary” means any entity in which the Company, directly or indirectly:

(i)            beneficially owns or otherwise holds 10% or more of the equity or similar interests;

(ii)           beneficially owns or otherwise holds or controls 10% or more of the outstanding securities entitled to vote generally in the election of such entity’s directors (or the equivalent thereof);

(iii)          if the entity is a limited partnership, is a general partner;

(iv)          if the entity is a limited liability company, is a manager or managing member; or

(v)           otherwise has the ability or right to control (whether by ownership, contractual right or otherwise) the management and policies of such entity.

“Superior Proposal” means a bona fide written Competing Proposal that (i) the Board reasonably determines (after consultation with a financial advisor of nationally recognized reputation) to be (a) more favorable to the Company from a financial point of view than the Transaction (taking into account all the terms and conditions of such Competing Proposal and any other factors as the Board deems relevant), and (b) reasonably capable of being completed on the terms so proposed, taking into account all financial, legal, regulatory and other aspects of such proposal, (ii) was not solicited by the Company after the date of this Agreement, (iii) was proposed after the date of this Agreement and (iv) did not otherwise result from a knowing or material breach of Section 4(k)(i).

“Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, Capital Stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or similar agreements to pay or indemnify any other Person on account of Taxes.

“Termination Fee” means $1,500,000, except that (x) if a termination occurs in connection with a Sale Transaction, then the Termination Fee shall be $4,000,000, or (y) if a termination occurs pursuant to Section 12(b)(iii), then so long as no Competing Proposal has been publicly disclosed prior to the date of the Company Shareholders Meeting, the Termination Fee shall be $750,000.

“Transaction Documents” means this Agreement, Restated Charter, the Restated Bylaws, the Registration Rights Agreement, the Management Services Agreement, the Amended and Restated Credit Agreement, the Escrow Agreement and each of the other agreements or instruments to which the Company or any of the Subsidiaries is a party or by which it is bound and which is entered into by the parties hereto or thereto in connection with the Transactions.

“Transactions” means the sale and issuance of the Common Shares to the Buyers, and the execution and delivery of the Transaction Documents and the consummation by the Company of all of the transactions contemplated therein.

The following terms have the meaning set forth in the referenced Sections set forth below:

Defined Term	Location of Definition
“1933 Act Legend”	Section 2(g)
“1933 Act”	Recitals
“1934 Act”	Section 2(k)
“Aggregate Expense Cap”	Section 14(m)(i)
“Agreement”	Recitals
“Alternative Acquisition Agreement”	Section 4(k)(iv)(A)
“Amended and Restated Credit Agreement”	Section 4(g)
“Articles of Incorporation”	Section 3(c)(7)(W)
“Assets”	Section 3(bb)
“Basket Amount”	Section 13(b)(i)
“Board Resignation”	Section 4(j)

Defined Term	Location of Definition
“Buyer”	Recitals
“Bylaws”	Section 3(c)(7)(X)
“Cap Amount”	Section 13(b)(ii)
“Change of Board Recommendation”	Section 4(k)(i)
“Closing Date”	Section 1(b)
“Closing”	Section 1(a)
“Committee”	Recitals
“Common Shares”	Recitals
“Common Stock Deemed Outstanding”	Section 5(i)
“Common Stock”	Recitals
“Company”	Recitals
“Company Board Recommendation”	Recitals
“Company Board”	Recitals
“Company Contracts”	Section 3(cc)(i)
“Company International Employee Plan”	Section 3(o)(xi)
“Company IP”	Section 3(q)(i)
“Company Representatives”	Section 4(d)
“Company Shareholders Meeting”	Section 4(a)
“Company Stock Award Plans”	Section 3(c)
“Continuing Director”	Section 7(a)
“Controlled Company”	Section 5(a)(i)
“D&O Policy”	Section 7(d)(i)
“Defaulting Buyer Common Shares”	Section 1(c)(ii)
“DTC”	Section 2(g)
“Equity Securities”	Section 5(i)
“Escrow Agreement”	Section 14(m)(iii)
“Exempted Issuances”	Section 5(i)
“Existing Credit Agreement”	Section 4(g)
“Existing Credit Defaults”	Section 3(z)
“Expenses”	Section 14(m)(i)
“GE Consent”	Section 3(f)
“Indemnified Liabilities”	Section 13(a)(i)
“Indemnities”	Section 13(a)(i)
“Insured Party”	Section 7(d)(iii)
“Investor”	Section 2(f)
“IRS”	Section 3(o)(ii)
“Lenders”	Section 4(g)
“Listed IP”	Section 3(q)(ii)
“Litigation”	Section 3(j)
“Management Services Agreement”	Section 11(l)
“Material New Information”	Section 4(n)
“MBCA”	Recitals
“Most Recent 10-K”	Section 3(g)

Defined Term	Location of Definition
“Most Recent Balance Sheet”	Section 3(g)
“Multiemployer Plan”	Section 3(o)(i)
“Multiple Employer Plan”	Section 3(o)(i)
“NASDAQ Market Place Rules”	Section 5(a)(i)
“NASDAQ”	Section 3(f)
“New Information”	Section 4(n)
“Notice Period”	Section 4(k)(iv)(A)
“Open Source Licenses”	Section 3(q)(vi)
“Open Source Software”	Section 3(q)(vi)
“Other Filings”	Section 4(b)(iii)
“Outside Date”	Section 12(b)(i)
“Owned IP”	Section 3(q)(iii)
“Periodic Report”	Section 5(e)
“Permits”	Section 3(t)
“Piper”	Section 14(k)
“Pre-Closing Period”	Section 2(k)
“Preemptive Rights Notice”	Section 5(i)
“Principal Market”	Section 3(u)
“Prohibited Transaction”	Section 3(v)(vii)
“Proposals”	Recitals
“Proxy Statement”	Section 4(b)(i)
“Purchase Price”	Section 1(a)
“Real Property Lease”	Section 3(aa)
“Real Property”	Section 3(aa)
“Registration Rights Agreement”	Section 4(f)
“Regulation D”	Recitals
“Related Party Transactions”	Section 3(w)
“Replacement Buyer”	Section 1(c)(ii)
“Reporting Period”	Section 5(b)
“Required Company Consents”	Section 3(f)
“Resigning Board Member”	Section 4(j)
“Resolutions”	Section 11(m)
“Restated Bylaws”	Recitals
“Restated Charter”	Recitals
“Rule 144”	Section 2(f)
“Sarbanes-Oxley”	Section 3(h)(i)
“SEC Documents”	Section 3(g)
“SEC”	Recitals
“Securities”	Recitals
“SFM”	Section 11(l)
“Share Certificates”	Recitals
“Shareholder Approval”	Section 3(b)(ii)
“Signal Hill”	Section 14(m)(i)

Defined Term	Location of Definition
“Signal Hill Cap”	Section 14(m)(i)
“Standstill Period”	Section 7(c)
“Sterling”	Recitals
“Sterling Designee”	Section 5(a)(i)
“Sterling Investors”	Section 5(a)(iii)
“Sterling Shares”	Section 5(i)
“Sterling Superior Offer”	Section 4(k)(iv)(B)
“USRPHC”	Section 3(v)(ix)